UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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ESSENTIAL PROPERTIES REALTY TRUST, INC.
(Name of Registrant as Specified in its Charter)
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March 31, 2026

Dear Fellow Stockholder:

You are cordially invited to attend the 2026 annual meeting of stockholders of Essential Properties Realty Trust, Inc. The meeting will be held on Monday, May 11, 2026, at 9:30 a.m., Eastern Time, in a virtual meeting format only. The Annual Meeting will be accessible solely by means of remote communication.

The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be considered and voted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our company by voting on the matters described in the proxy statement.

Your vote is important. To attend and participate in the meeting, you will need to register with the control number included on the notice or proxy card at www.proxydocs.com/EPRT prior to 5:00 p.m., Eastern Time, on Sunday, May 10, 2026. Although you may vote online during the virtual annual meeting, we encourage you to authorize a proxy to vote your shares via the internet, by telephone or by mail prior to the meeting, as outlined on your proxy card, to ensure that your shares are represented and voted. We look forward to your participation.

Sincerely,

Peter M. Mavoides President and Chief Executive Officer

ESSENTIAL PROPERTIES REALTY TRUST, INC.

5 Vaughn Drive, Suite 202

Princeton, New Jersey 08540

(609) 436-0619

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 11, 2026

NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Essential Properties Realty Trust, Inc., a Maryland corporation (the “Company”), will be held on Monday, May 11, 2026, at 9:30 a.m., Eastern Time, in a virtual meeting format only. To be admitted to the Annual Meeting and vote your shares, you must register at www.proxydocs.com/EPRT by Sunday, May 10, 2026, at 5:00 p.m., Eastern Time (the “Registration Deadline”), and provide the control number as described in the notice or proxy card, which can be accessed at www.proxydocs.com/EPRT. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting and vote during the meeting, will be emailed to you.

At the Annual Meeting, holders of shares of our common stock, $0.01 par value per share, will be asked to consider and vote upon the following proposals, all of which are discussed in greater detail in the accompanying Proxy Statement:

(1)

To elect eight (8) individuals to the Company’s Board of Directors (the “Board”), each to serve until the 2027 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify;

(2)	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as more particularly described in the Proxy Statement;

(3)	To approve, on an advisory basis, the frequency of future advisory votes approving the compensation of the Company’s named executive officers;

(4)	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026; and

(5)	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 20, 2026, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

To make it easier for you to authorize a proxy to vote, internet and telephone proxy authorization are available. The instructions on the proxy card or voting instruction form describe how to use these convenient services.

BY ORDER OF THE BOARD OF DIRECTORS
Princeton, New Jersey March 31, 2026	Robert W. Salisbury Executive Vice President, Chief Financial Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 11, 2026. The Notice of Annual Meeting and Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2025 (which constitutes our annual report to stockholders) are available at www.proxydocs.com/EPRT.

ESSENTIAL PROPERTIES REALTY TRUST, INC.

PROXY STATEMENT

i

ii

2025 BUSINESS HIGHLIGHTS

We grew our net income, AFFO(1) and AFFO per share(1) significantly. We grew our net income in 2025 by $50.1 million, or 25%, versus 2024; and we grew our AFFO in 2025 by $66.8 million, or 22%, versus 2024, and AFFO per share by $0.15, or 9%, versus 2024.

We completed a record level of investments. In the third quarter of 2025, we completed $369.8 million of gross investments, at a weighted average cash cap rate of 8.0%, the highest level of quarterly investments in the Company’s history. For the full year 2025, we completed $1.3 billion of gross investments in 270 properties in 115 transactions at a weighted average cash cap rate of 7.9%, the highest level of annual gross investments in the Company’s history.

We maintained a strong balance sheet with conservative leverage and significant liquidity. As of December 31, 2025, our pro forma net debt-to-annualized adjusted EBITDAre(1) was 3.8x, and 100% of our debt was unsecured. As of December 31, 2025, our liquidity totaled $1.4 billion, including $70.4 million in cash and cash equivalents (including restricted cash available for future investment), $332.2 million available upon settlement of our outstanding forward equity contracts and $1.0 billion available on our unsecured revolving credit facility.

We successfully accessed the debt and equity capital markets. We raised $615.9 million in gross proceeds through our follow-on common equity offering and our “at the market” common equity distribution program (“ATM Program”). In March 2025, we completed an underwritten follow-on primary offering, selling 9,430,000 shares of our common stock on a forward basis for gross proceeds of $292.3 million. During 2025, we also sold 10,245,801 shares of common stock under our ATM Program, generating $323.6 million in gross proceeds. In February 2025 we increased availability under our unsecured revolving credit facility from $600.0 million to $1.0 billion and extended its maturity from February 2026 to February 2029. In August 2025, we completed a public offering of unsecured senior notes, issuing $400.0 million aggregate principal amount of 5.400% Senior Notes due 2035, raising net proceeds of $390.7 million.

We continued to grow, strengthen and diversify our portfolio. As of December 31, 2025, our total gross investment in real estate was $7.2 billion, representing 2,300 properties, as compared to $6.0 billion, representing 2,104 properties, as of December 31, 2024. As of December 31, 2025, our top ten tenants accounted for 16.5% of our annualized base rent, with our largest tenant accounting for just 3.4%, as compared to 17.6% and 4.2%, respectively, as of December 31, 2024. As of December 31, 2025, our weighted average lease term was 14.4 years, our weighted average rent coverage ratio was 3.6x and our portfolio was 99.7% leased.

We increased our dividend. Our annualized dividend for the three months ended December 31, 2025 of $1.24 per share of common stock represents an increase of $0.06 per share, or 5.1%, over our annualized dividend for the three months ended December 31, 2024.

We advanced our ESG strategy, including our ability to address sustainability measures. Our ESG accomplishments during 2025 include the following:

Corporate Responsibility Report: We issued our third annual Corporate Responsibility Report in September 2025.

Environmental: Approximately 90% of the properties we acquired in 2025 were leased under our updated standard lease form (our “Green Lease”), providing us with the contractual right to implement energy efficient upgrades at those properties, should we choose to do so.

Social: All of our employees are eligible to receive equity-based awards under our equity incentive plan as part of their year-end performance-based compensation, promoting alignment of interests with our stockholders.

Governance: Our Board, Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee met with management at least quarterly and held executive sessions independent of management.

Cybersecurity: Our Board, its committees and management are actively involved in our overall enterprise risk management program, including assessing, identifying and managing material risks from cybersecurity threats.

(1)	Non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

CORPORATE RESPONSIBILITY

At Essential Properties Realty Trust, Inc., we believe that responsible and effective corporate governance, a positive corporate culture, good corporate citizenship, and the promotion of sustainability initiatives are critical to our ability to create long-term stockholder value. We are committed to conducting our business in accordance with the highest ethical standards. We take our responsibilities to all of our stakeholders, including our stockholders, creditors, employees, tenants, and business relationships, very seriously. We are dedicated to being trusted stewards of capital and also providing our employees with a rewarding and dynamic work environment.

Overall, our commitment to Environmental, Social and Governance (“ESG”) initiatives and our strategy for pursuing the goals we’ve established to demonstrate that commitment are based on the following key tenets:

•

Accountability and Transparency. Our Board and our management team are committed to strong corporate governance. As stewards of our stockholders’ capital, we are committed to accountability and transparency regarding our ESG efforts;

•	Reducing our Carbon Footprint. Implement sustainability upgrades at our corporate offices and our income properties to reduce our carbon footprint;

•

Expanding our Relationships with our Tenants through Sustainability. Implement sustainability upgrades at our properties to positively impact our tenants’ operations and prospects for success and reduce our carbon footprint; and

•

Our People are EPRT. Our diversity is our strength, creating an inclusive work environment is our culture, and our employees are all owners in our Company, thus our employees are aligned with our fellow stockholders.

Our ESG goals include the following:

•

Oversight. Maintain strong oversight and visibility over our ESG strategy and initiatives led by our independent and experienced Board and its Nominating and Corporate Governance Committee and Audit Committee;

•

Reporting. Publish an annual Corporate Responsibility Report, aligned with the guidance from the Sustainability Accounting Standards Board and The Financial Stability Board Task Force on Climate-related Financial Disclosure indices;

•	Measurement. Continue to report on the carbon footprint of our portfolio, including our de minimis Scope 1 and Scope 2 emissions;

•	Structure. Continue to enhance our robust cybersecurity program including using third-party experts to manage our IT infrastructure and conduct vulnerability testing;

•

Engagement. Engage with our tenants to increase our understanding of their sustainability initiatives, expand our tenant engagement and understand how we can continue to contribute to our tenants’ operational effectiveness;

•	Implementation. Implement energy efficiency upgrades throughout our income property portfolio;

•	Equity. Continue to invest in our employees through our benefit programs and incentive structures while maintaining our alignment with our stockholders;

•	Diversity. Continue to ensure that diversity is considered in our hiring practices and is maintained as a key input to our operations; and

•	Inclusion. Maintain our employee survey process to promote consistent engagement with our team and our understanding of our work environment and opportunities for improvement.

Corporate Governance Practices

Our approach to ESG begins with strong corporate governance. We believe that the structure of our Board, its policies and practices and its oversight role are the overarching indicators of our commitment to accountability regarding ESG. We are committed to managing our Company for the benefit of all of our stakeholders and achieving long-term stockholder value. Maintaining effective corporate governance is a critical component of our Company.

Importantly, we have a Board that is diverse and independent, notably including, but not limited to, these key attributes:

•	Independence: Over 85% (all but one director) of our Board is comprised of independent directors.

•	Tenure: We value board refreshment, and as of December 31, 2025 the average tenure of our Board members is 6 years.

•	Diversity: We demonstrably value gender and racial/ethnic diversity on our Board; 50% of our Board is female and 13% (one director) represents an ethnic minority.

We value diversity, not simply gender or minority representation, but experience and professional qualifications. Our Board leads by example in our ESG efforts.

The following are additional elements of our corporate governance that are key considerations underlying our commitment to ESG:

•	We Have an Independent Non-Executive Board Chair. We separate the roles of Chair and Chief Executive Officer and have an independent non-executive Chair of the Board.

•	Our Board Committees Are Fully Independent. Each member of our Audit, Compensation, Nominating and Corporate Governance and Investment Committees is an independent director.

•	Our Independent Directors Meet Without Management. Our independent directors hold regular executive sessions without management present.

•	We Do Not Have a Staggered Board. We hold annual elections for all our directors and we may not classify our Board without stockholder approval.

•

We Have an Active and Engaged Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee plays an active role in managing our corporate governance and our risk management function, including cybersecurity, environmental and sustainability initiatives, and developing, adopting and monitoring our corporate policies, processes and procedures in compliance with applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”).

•	We Assess Board Performance. We conduct annual assessments of our Board and each of our Board committees.

•
Whistleblower Protection.
We have implemented and updated our “whistleblower” policy that allows directors, officers and employees to file reports on a confidential and anonymous basis regarding issues of impropriety, violations of law, violations of corporate or other policies, or unethical business practices.

•
Our Stockholders Have the Authority to Amend our Bylaws.
Our amended and restated bylaws permit stockholders, by the affirmative vote of a majority of the votes entitled to be cast on the matter, to amend our bylaws.

Ethical Business Practices
. Our Board has adopted and periodically reviews and amends, as it deems necessary, Corporate Governance Guidelines and a Code of Business Conduct and Ethics (which are available on our website) that applies to all of our directors, officers and employees. In addition, we have adopted other business and workplace policies that apply to all of our directors, officers, employees, vendors and service providers that seek to create a culture that values high ethical standards, including integrity, honesty, transparency and compliance with applicable laws, rules and regulations. In addition, the following policies, all of which are available on our website, reflect our commitment to ethical business practices:

•	Whistleblower Policy;

•	Insider Trading and Confidentiality Policy;

•	Human Rights Policy;

•	Executive Compensation Clawback Policy; and

•	Vendor Code of Conduct.
Transparency in our Reporting and Disclosures
. We are committed to being a leader in providing detailed public disclosure about our business, promoting transparency and accountability. Our commitment to robust and transparent disclosures includes, but is not limited to, our filings with the SEC, our quarterly earnings releases and the associated supplemental information reporting packages, our corporate responsibility report and our investor presentations.
Investor Engagement.
We value investor input and are committed to maintaining an active dialogue with our investors through extensive outreach. During 2025, we held over 210 virtual or face-to-face
meetings with investors in connection with or in addition to attending 12 industry/REIT conferences.
Stock Ownership Guidelines
. We have adopted a stock ownership policy applicable to our executive officers and independent directors under which each individual is expected to maintain beneficial ownership of shares of our common stock (including securities convertible into or exercisable or exchangeable for common stock) with a value equal to a specified multiple of their annual base cash compensation.
Insider Trading Policy.
We have an Insider Trading and Confidentiality Policy governing the purchase and sale of our securities by directors, officers, and employees that is designed to promote compliance with insider trading laws, rules and regulations, and applicable listing standards.
No Hedging or Pledging.
We have policies that prohibit our directors, officers and employees from hedging their investment in our stock, and prohibit our directors and executive officers from pledging or otherwise encumbering their investment in our securities as collateral for indebtedness.

Opted out of MUTA. We have opted out of certain provisions of the Maryland General Corporation Law that may make it more difficult for or prevent a change in control. We have opted out of the control share acquisition and the business combination statutes in the Maryland General Corporation Law, and we may not opt back into these without stockholder approval. In addition, we are prohibited from adopting certain takeover protections, including classifying the Board, without first obtaining stockholder approval.

No “Poison Pill.” We do not maintain a stockholder rights plan (commonly referred to as a “poison pill”). We will not adopt one in the future without (a) the approval of our stockholders or (b) seeking ratification from our stockholders within 12 months after adoption of the plan if the Board determines, in the exercise of its duties under applicable law, that it is in the Company’s best interest to adopt a rights plan without the delay of seeking prior stockholder approval.

Risk Management Oversight. One of the key responsibilities of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its four standing committees, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee, each of which is comprised solely of non-employee, independent directors and addresses risks specific to its respective areas of oversight.

Audit Committee. The principal functions of our Audit Committee include oversight relating to:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The performance of our internal audit function; and

•	Our ESG strategy and underlying initiatives through oversight of corporate policies, processes and procedures.

The Audit Committee is also responsible for engaging, evaluating, compensating and overseeing an independent registered public accounting firm charged with auditing our financial statements, reviewing the qualifications and independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal controls over financial reporting.

Compensation Committee. The principal functions of our Compensation Committee include:

•	Assisting the independent directors in discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and directors;

•

Approving individual executive officer compensation with the goal of attracting, retaining and appropriately rewarding employees in order to motivate them to achieve the Company’s business objectives and align their interests with the long-term interests of the Company’s stockholders; and

•	Reviewing and recommending to the Board compensation plans, policies and programs.

Nominating and Corporate Governance Committee. The principal functions of our Nominating and Corporate Governance Committee include:

•	Identifying, evaluating and recommending individuals qualified to become members of the Board;

•	Selecting, or recommending that the Board select, the director nominees to stand for election at each annual meeting of stockholders or to fill vacancies on the Board;

•	Developing and recommending to the Board a set of corporate governance guidelines applicable to the Company;

•

Directing oversight of the Company’s ESG strategy and implementation of initiatives, including the Company’s commitment to environmental stewardship and sustainability, corporate social responsibility and effective corporate governance;

•

Evaluating the development of the Company’s general strategy, initiatives and policies with respect to managing material cyber risks, periodically reviewing material cyber risks, and considering current and emerging issues, regulatory actions or other events associated with cyber risk that may affect the business, operations, performance or reputation of the Company; and

•	Overseeing the annual performance evaluation of the Board and its committees and management.

In addition, the Nominating and Corporate Governance Committee monitors our overall risk management process at an enterprise level, and periodically reviews risks and operational initiatives that may impact the Company. As a part of its oversight function, the Nominating and Corporate Governance Committee also reviews quarterly management reports addressing various matters including ESG and governance matters, and our progress in achieving related objectives.

Investment Committee. The principal functions of our Investment Committee include evaluating and approving investments which exceed management’s delegated discretionary authorities based on, among other things, the total dollar value of the transaction and other investment attributes.

Succession Planning. The Board recognizes that one of its most important responsibilities is to ensure excellence and continuity in the Company’s senior leadership by overseeing the development of executive talent and planning for the effective succession of the Company’s Chief Executive Officer and the other members of the Company’s senior leadership team. This responsibility is reflected in the Company’s Corporate Governance Guidelines, which specify that the Board shall approve and maintain a succession plan for the senior executive officers. Additionally, the Board (1) develops criteria for the selection and performance review of senior executive officer positions that reflect the Company’s business strategy; (2) routinely reviews and discusses succession planning and (3) identifies potential successors for senior executive officer positions. The Board also maintains an emergency succession plan that is reviewed periodically.

In furtherance of the foregoing, the Board receives periodic reports from the Chief Executive Officer on the Company’s senior leadership team, including their professional experience, qualifications and tenure with the Company. Succession planning is also regularly discussed in executive sessions of the Board of Directors. The Company’s directors become familiar with internal potential successors for key leadership positions through various means, including interaction at Board and committee meetings and less formal interactions throughout the course of the year.

Environmental Sustainability

We recognize that our commercial real estate assets can substantially impact the environment and the health and safety of building occupants. We believe that being aware of and addressing these issues are important aspects of maintaining a successful and sustainable business. Our commitment to environmental stewardship starts at our corporate offices in Princeton and Jersey City, New Jersey, and extends to our portfolio of income-producing properties, our investment and leasing practices, and to our tenants. We are committed to expanding and enhancing our efforts to incorporate sustainability initiatives in our corporate governance and applicable business processes, including underwriting our investments, asset management activities, and disclosure and reporting practices.

Our position on sustainability is that reducing our carbon footprint and, where possible, that of our tenants is a strategic imperative, not simply because we believe it’s the right thing to do, but because we believe it is consistent with our core business objective of maximizing stockholder value and it also provides opportunities for us to help our tenants produce operating efficiencies and customer attraction opportunities. We are committed to environmental stewardship and operating our business in a sustainable manner. Accordingly, our investment, leasing and asset management practices are informed by our commitment to operate in a sustainable manner that we believe will support long-term value.

We are focused on advancing and continuing to develop our sustainability agenda.

Our Properties. As a net-lease REIT, we do not control the day-to-day operations and activities at our properties that are leased to tenants. Generally, our tenants have exclusive control over, and the ability to institute energy conservation and environmental management programs at, our properties. While we are not able to mandate the sustainability practices of our tenants, our leases generally require our tenants to fully comply with all applicable environmental laws, rules and regulations, and our asset management department actively monitors our properties in an effort to ensure that tenants are meeting their obligations with respect to environmental matters. Prior to acquiring a property, we obtain a Phase I environmental site assessment to seek to identify any environmental issues and structure the related lease accordingly.

Our Green Lease. The properties in our portfolio are generally leased to our tenants under long-term triple net leases, which give our tenants exclusive control over and the ability to institute energy conservation and environmental management programs at our properties. Our standard lease form, which we use in our sale-leaseback transactions, provides us with the contractual right to make sustainability improvements to our properties and to require our tenants to periodically provide us, at least annually, with information regarding their resource consumption, such as electricity and water usage. We believe that being aware of and, to the extent that we are able and choose to do so, addressing environmental issues are important aspects of maintaining a business that is successful and sustainable over the long-term. Accordingly, we believe that supporting our tenants’ efforts to implement sustainability initiatives enhances their operations and prospects for success and therefore our own. During the year ended December 31, 2025, approximately 90% of our 270 new property investments were leased pursuant to our Green Lease. As of December 31, 2025, 57% of our properties were leased pursuant to our Green Lease or otherwise included green lease terms, reflecting our ongoing commitment to integrating sustainability into our leasing strategy.

Sustainability Partnership. Since 2022, we have had an arrangement (the “Essential Sustainability Partnership”) with Budderfly, Inc. (“Budderfly”), a growing Energy-Efficiency-as-a-Service provider in the United States. Our Essential Sustainability Partnership intends to deploy significant energy infrastructure improvements designed to improve the energy efficiency at our buildings and to deliver operating savings to our tenants through a guaranteed monthly utility usage reduction. Through the Essential Sustainability Partnership, we invest capital in energy-efficient technologies and equipment upgrades that Budderfly installs and manages at no cost to our tenants. A 6% energy cost savings per month is passed through to the tenant. The sustainability upgrades may include, but are not limited to: the installation of LED lighting and lighting controls, higher efficiency HVAC units along with HVAC controls and monitoring, refrigeration controls and monitoring, solar solutions, and net metering and controls through Budderfly’s Facility Smart Grid System. As part of the Essential Sustainability Partnership, for each agreement our tenants enter into with Budderfly and for which we invest the capital for the energy efficiency upgrades, Budderfly will identify, apply for and seek to obtain payments, grants, credits or similar financial incentives related to the upgrades, which will contribute to the return we achieve on our investment.

Our Offices. In addition to assisting our tenants with their sustainability initiatives, we recognize that our Company has a direct carbon footprint at space occupied by us that we are committed to reducing. We emphasize sustainability at our corporate offices, lease space in buildings that are certified under the EPA’s Energy Star certification program and implement sustainability measures that seek to reduce our environmental impact and carbon footprint, such as:

•	Using energy efficient lighting and automated lighting control systems;

•	Minimizing HVAC and heating run times;

•	Maintaining an active single-stream recycling program for paper, plastic and cans;

•	Purchasing Energy Star certified computers, monitors and printers;

•	Using Energy Star power management settings on our computers and monitors;

•	Disposing all ink cartridges utilizing the manufacturer’s recycling program; and

•	Providing water dispensing machines and eliminating the use of plastic and styrofoam cups and plastic water bottles.

Corporate Culture and Employees

We seek to provide a dynamic and rewarding work environment that promotes the retention and career development of our employees and is a differentiating factor in our ability to attract new talent. We strive to offer our employees attractive and equitable compensation, regular opportunities to participate in professional development activities, outlets for civic engagement, and reasonable flexibility to allow a healthy work-life balance. Our employees further our commitment to social responsibility through their efforts to become involved in outside organizations that promote education, environmental and social well-being.

We are committed to seeking to maximize value for our stockholders and believe it’s essential for all of our employees to be aligned in that commitment. For that reason, all of our employees participate annually in our equity incentive program. All of our employees are, or will have the opportunity to become, stockholders in EPRT.

We have built a diverse and inclusive culture that encourages, supports and celebrates our employees’ diverse voices and experiences. We believe a diverse employee base enhances our execution as a company, encourages innovative thinking, and increases alignment with our tenants and the community around us. Diversity, equity and inclusion are key to executing our business plan and generating differentiated results. The following charts highlight our workforce diversity as of December 31, 2025:

We value equal opportunity in the workplace and fair employment practices. We have a talented and diverse group of employees, and we are committed to maintaining an inclusive and rewarding work environment. Among the programs and benefits that we offer employees are:

•	Competitive market-based compensation;

•	We cover nearly 100% of the cost of health benefits for each employee as part of providing comprehensive medical, dental and vision insurance for all employees and their families;

•	A 401(k) plan with a matching contribution of 100% up to 6% of amounts deferred;

•	We utilize a “personal time off” (or PTO) program for our employees, which allows for, at a minimum, four weeks of paid time off per year per employee;

•	A Family Leave Policy that grants all expectant employees 14 weeks of fully paid leave, with full benefit retention and continued 401(k) match;

•	Access to an onsite gym;

•	Continuing education reimbursement;

•	Paid internship program; and

•	Eleven paid company holidays.

Our commitment to maintaining a positive work environment extends beyond offering attractive compensation and opportunities for professional development. We actively promote a dynamic and inclusive work environment by:

•

Employee Engagement. We hold bi-weekly all-hands staff meetings where developments in, and objectives of, our business are broadly communicated. After each quarter, we hold a company-wide meeting, where we summarize overall corporate achievements and acknowledge significant employee contributions. At our bi-weekly and quarterly meetings, all employees are encouraged to provide input into the development of our business and voice any suggestions or concerns that they may have.

•

Team Building. We believe that fostering a collegial work environment is an important element of driving long-term success. Accordingly, we strive to develop a supportive work environment through various events, such as Company-sponsored sports teams, annual summer outings and holiday celebrations, which are designed to foster an increasing level of collegiality among our employees and develop a shared sense of mission.

•

Civic Engagement. We are committed to improving the community around us, and we believe that giving back is an important part of being a responsible corporate citizen. We actively support many organizations in the greater Princeton, New Jersey area surrounding our office, and we encourage our employees to volunteer with organizations that are meaningful to them. We have been proud to support organizations such as:

•	The Capital Area YMCA;

•

The Victor Green Foundation (an organization that provides opportunity for underserved youth, by focusing on teaching and encouraging the value of continuing education, physical fitness and wellness and a positive character);

•	Better Beginnings Child Development Center (an organization that provides affordable childcare for working parents);

•	America’s Warrior Partnership (a nonprofit organization dedicated to improving the quality of life of veterans and preventing suicide by empowering local communities);

•	Alex’s Lemonade Stand Foundation (an organization that seeks to cure childhood cancer and support families with children battling cancer); and

•	A Woman’s Place (a community-based social change organization that is committed to the empowerment of women and to ending domestic violence for all).

GOVERNANCE

Proposal No. 1—Election of Directors

The number of directors that serve on the Board is currently set at eight and may be fixed from time to time by the Board in the manner provided in the Company’s bylaws, except that the total number of directors may never be fewer than one or, unless our Bylaws are amended, more than fifteen (15). In accordance with the Company’s bylaws and Maryland law, directors are elected to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify or until their earlier removal, resignation or death. Mr. Estes, an independent member of our Board, serves as its non-executive Chair. Our Board has the following four standing committees, each of which is comprised entirely of independent directors: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Investment Committee.

Director Nominees

Name	Age	Positions Held with the Company	Director of the Company Since	Committee Memberships(1)	Other Public Company Boards
Joyce DeLucca	61	Director Compensation Committee Chair	2018	C, I	0
Scott A. Estes	55	Director Board Chair	2018	A, C	2
Peter M. Mavoides	59	President, Chief Executive Officer Director	2018		0
Lawrence J. Minich	78	Director	2020	A, NCG, I	0
Heather L. Neary	50	Director	2020	NCG, C	0
Stephen D. Sautel	57	Director Nominating and Corporate Governance Committee Chair	2018	NCG	0
Janaki Sivanesan	54	Director Audit Committee Chair	2020	A, NCG, I	1
Kristin L. Smallwood	57	Director	2025	A	0

(1)	A = Audit Committee; C = Compensation Committee; NCG = Nominating and Corporate Governance Committee; I = Investment Committee

Each of the eight director nominees listed above currently serves as a director of the Company, and their biographies can be found below under “—Biographical Information Regarding the Board.” Each director was elected to our Board by our stockholders at our 2025 Annual Meeting of Stockholders, except for Ms. Smallwood, who was elected to our Board by our directors on July 15, 2025. Each of the eight director nominees was recommended by the Nominating and Corporate Governance Committee and nominated by the Board to stand for election at the Annual Meeting.

In selecting director nominees, the Board seeks to monitor the mix of experience, qualifications, attributes and skills of its members in order to ensure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. For more information about the qualifications and skills of each of the director nominees, see “—Background and Experience of Directors.”

Vote Required

The affirmative vote of a plurality of all the votes cast, virtually or by proxy, at the Annual Meeting in the election of directors is required for the election of a nominee as a director. This means the eight nominees receiving the greatest number of votes will be elected. Stockholders of the Company are not permitted to cumulate their votes for the election of directors. Unless contrary instructions are given, shares represented by duly authorized proxies solicited by the Board will be voted FOR the election of each of the nominees named above. At this time, the Board knows of no reason why any of the nominees listed above may not be able to serve as a director if elected. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, shares represented by duly authorized proxies may be voted for a replacement nominee designated by the Board or the Board may reduce the number of directors to be elected at the Annual Meeting.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the election of each of the nominees named above.

Board Refreshment and Key Board Characteristics

Our Board is committed to periodic board refreshment, which we believe promotes effective board structure and composition. We seek to add directors who contribute to diversity of background, expertise, perspective, age, gender and ethnicity.

In January 2020, we elected each of Lawrence J. Minich, Heather L. Neary and Janaki Sivanesan to our Board, and in July 2025 we elected Kristin L. Smallwood to our Board. These directors added expertise, perspective, and age and gender diversity. Our Board currently has the following key characteristics:

Diverse: 50% of our Board is female.

Independent: Seven of our eight directors (i.e., all of our directors other than our Chief Executive Officer), or 88%, are independent.

Refreshed: 50% of our directors were initially elected since January 2020.

Young: 75% of our directors are in their 50s.

Biographical Information Regarding the Board

Set forth below is biographical information for each director nominee, each of whom currently serves as a director of the Company.

Joyce DeLucca. Ms. DeLucca has served as a director since 2018. Ms. DeLucca is a Partner of BD Capital Management LLC, a private investment firm focusing on performing and distressed commercial real estate. Until December 2020, Ms. DeLucca was Managing Director at Hayfin Capital Management, LLC, a private investment firm focusing on direct lending, special opportunities, high yield credit and securitized credit. Ms. DeLucca joined Hayfin in January 2018, when Hayfin acquired Kingsland Capital Management LLC. Kingsland was an investment manager specializing in collateralized loan obligations and leveraged credit that was founded by Ms. DeLucca in January 2005, and where she served as Managing Principal and Chief Investment Officer. Ms. DeLucca’s career spans 32 years in the debt capital markets, including management of high yield, leveraged loan, distressed and mezzanine assets. Prior to establishing Kingsland, Ms. DeLucca was a Managing Principal at Katonah Capital, an asset manager focusing on leveraged loans and high yield bonds, from 2000 to 2004. Previously, Ms. DeLucca was a Managing Director at Chase Manhattan Bank, where she co-founded Octagon Credit Investors, from 1995 until 1999. Ms. DeLucca was also a Portfolio Manager and Investment Advisor at Fisher Brothers from 1989 to 1995, where she focused on distressed and high yield investing. She began her career as a trader and analyst with Bernstein Macaulay’s high yield bond and mortgage-backed securities divisions, where she was employed from 1986 to 1989. Ms. DeLucca served on the Regulatory and Board Nominating Committees of the Loan Sales and Trading Association from 2006 to 2010. She received a B.S. in Finance from Ithaca College in 1986 and is a CFA charterholder.

Scott A. Estes. Mr. Estes has served as a director since 2018, and as the Chair of our Board since January 2024. Mr. Estes served as Executive Vice President-Chief Financial Officer of Welltower Inc. (“Welltower”), a NYSE-listed, S&P 500 constituent REIT focused on healthcare infrastructure, from January 2009 to October 2017. Mr. Estes served as Senior Vice President and Chief Financial Officer of Welltower from March 2006 to January 2009 and as Vice President of Finance of Welltower from April 2003 to March 2006. From January 2000 to April 2003, Mr. Estes served as a Senior Equity Research Analyst and Vice President with Deutsche Bank Securities, a financial services firm, with primary coverage of the Healthcare REIT and Healthcare Services industry sub-sectors. Previously, Mr. Estes served as a Vice President of Bank of America Securities from January 1998 through December 1999 and as an Associate Analyst and Vice President at Morgan Stanley from March 1994 through December 1997. Mr. Estes is a member of the board of trustees of JBG Smith Properties, a NYSE-listed REIT that owns, operates, invests in and develops a mixed-use portfolio of office, multifamily and retail assets concentrated in leading urban infill submarkets in and around Washington, DC, where he serves as the Chair of the Audit Committee. Since August 2022, Mr. Estes has served on the board of directors of American Healthcare REIT, Inc., a NYSE-listed REIT that owns and manages a portfolio of healthcare real estate assets, where he serves as Chair of the Audit Committee. Mr. Estes received his B.A. in Economics in 1993 from The College of William and Mary.

Peter M. Mavoides. Mr. Mavoides has been our President and Chief Executive Officer since 2018, and he held similar positions since March 2016 at Essential Properties Realty Trust LLC, which became our operating partnership in connection with our June 2018 initial public offering. From September 2011 through February 2015, Mr. Mavoides was the President and Chief Operating Officer of Spirit Realty Capital, Inc. (“Spirit”), an NYSE-listed REIT that invests primarily in single-tenant, net leased real estate. While at Spirit, Mr. Mavoides was instrumental in transforming that company from a private enterprise, with approximately $3.2 billion of total assets and 37 employees at the time of its September 2012 initial public offering, to a public company with approximately $8.0 billion of total assets and over 70 employees at the time of his departure in February 2015. During his tenure at Spirit, Mr. Mavoides chaired the company’s investment committee and led the team that created the infrastructure that acquired over 150 separate investments with an aggregate purchase price of nearly $2.0 billion and an average investment per property of $2.6 million over a period of approximately three years. Mr. Mavoides previously worked for Sovereign, as its President and Chief Executive Officer, from May 2003 to January 2011. Sovereign is a private equity firm that focuses on investment opportunities relating to long-term, net-leased real estate. While at Sovereign, Mr. Mavoides developed and implemented a business plan pursuant to which Sovereign grew from a startup to a leading investor focused on single-tenant, net leased properties, and he implemented an investment strategy pursuant to which over $1.0 billion was invested in net lease transactions. During his tenure at Spirit and Sovereign, Mr. Mavoides was instrumental in structuring the investment of approximately $4.0 billion in net lease assets. Prior to joining Sovereign, Mr. Mavoides was employed by Eastdil Realty, a subsidiary of Wells Fargo Bank, and worked in the banking group at Citigroup, where he focused on the structuring of sale-leaseback transactions. Mr. Mavoides received a B.S. from the United States Military Academy and an M.B.A. from the University of Michigan.

Lawrence J. Minich. Mr. Minich has served as a director since 2020. Mr. Minich retired in 2019 as an executive officer of Hotshine Holdings, Inc. (d/b/a Mister Car Wash), a private equity-backed company that went public on the NYSE in June 2021. Mister Car Wash is one of the largest car wash operators in the United States. Mr. Minich served as the company’s Chief Financial Officer from 1999-2013, at which time he relinquished that position as part of the company’s management succession plan, and from 2014-2019 he served as a Vice President of and Special Advisor to Mister Car Wash. During that later period, Mr. Minich continued to work with the company’s acquisition team in evaluating and negotiating acquisitions, including the sourcing and negotiation of sale-leaseback transactions. He also served on the company’s investment committee and as an advisor to senior management on strategic, operational and administrative matters. Prior to his affiliation with Mister Car Wash, Mr. Minich worked as a financial consultant from 1997-1999 and served as Senior Vice President & Treasurer of Blue Coral, Inc., a privately held manufacturing company in the automotive aftermarket, from 1981-1996, when the company was sold to Quaker State Oil. Earlier in his career, from 1970-1981, Mr. Minich worked in the audit department of Arthur Andersen & Co. Mr. Minich received his B.S. in Accounting from the University of Akron in 1970 and his CPA certificate in 1972.

Heather L. Neary. Ms. Neary has served as a director since 2020. Ms. Neary has served as the President and CEO of Taco John’s, a 400 unit quick service restaurant franchise operator, since March 2024. From March 2021 through January 2024, Ms. Neary served as Brand President/KBP Bells for KBP Brands, a large franchisor of Taco Bell, KFC and Arby’s operating properties. From November 2015 through January 2021, Ms. Neary was the President of Auntie Anne’s, a leading soft pretzel franchisor, with more than 1,800 locations in 48 states and over 25 countries. Ms. Neary joined Auntie Anne’s in 2005 and held positions of increasing responsibility, including Vice President, Global Marketing immediately prior to her promotion to President in 2015. During her tenure at Auntie Anne’s, Ms. Neary was responsible for various functions, including overseeing marketing, communications, operations, research and development, product innovation and the franchisee leadership team. Prior to joining Auntie Anne’s, Ms. Neary held roles in marketing and as a managing editor for a business magazine. In addition to her commercial activities, Ms. Neary serves on the Board of Directors for the National Restaurant Association. She also serves on the Board of Advisors for Penn State Harrisburg and the Advisory Board for Alex’s Lemonade Stand Foundation. Ms. Neary received a B.A. from Millersville University in 1999 and an M.B.A. from Penn State University in 2009.

Stephen D. Sautel. Mr. Sautel has served as a director since 2018. Mr. Sautel is a private investor and serves on the board of several companies engaged in diverse businesses. From 2021 to 2023, Mr. Sautel served as a director of Horizon Acquisition Corporation II, a special-purpose acquisition company, and from 2017 to 2022, Mr. Sautel served as a director of CBAM Holdings, LLC, which was sold to affiliates of the Carlyle Group, Inc. in 2022. From 2014 to 2018, Mr. Sautel served as a director of Guggenheim Partners Investment Management Holdings, LLC, a diversified institutional investment management firm. From 2001 to 2014, Mr. Sautel was an investment professional at Guggenheim Capital, LLC, where he held the titles of Senior Managing Director and Chief Operating Officer of the Investments Business. While at Guggenheim, Mr. Sautel co-founded the firm’s credit investing business and later was responsible for supervising the firm’s investment management operations. Prior to Guggenheim, Mr. Sautel worked at J.H. Whitney & Co., First Chicago Capital Markets, and Arthur Andersen & Co. Mr. Sautel received a B.B.A. from the University of Kentucky in 1991 and an M.B.A. from the University of Michigan in 1996. Mr. Sautel is a CFA charterholder.

Janaki Sivanesan. Ms. Sivanesan has served as a director since 2020. Ms. Sivanesan is a practicing attorney and private investor in early stage and middle market companies. She was also a founding principal of a private equity firm focused on middle market investments. Ms. Sivanesan has over 20 years of legal experience, including practicing as a partner at large international firms. As an independent sponsor-principal and as a legal advisor, Ms. Sivanesan has participated in a wide range of transactions, including mergers and acquisitions, complex corporate financings and restructurings. Ms. Sivanesan has structured and negotiated private equity and debt investments in a range of industries, including technology, healthcare, oil and gas, and real estate development. Ms. Sivanesan also has experience in cross-border transactions related to manufacturing and outsourcing, and is knowledgeable with respect to business operations in India. Ms. Sivanesan has been a member of the Board of Directors of Hurco Companies, Inc. (Nasdaq Global Select Market: HURC), an international industrial technology company, since 2008. Ms. Sivanesan received her Bachelors of Arts in Business Administration, finance, magna cum laude, from Kennesaw State University in 1991 and her Juris Doctor, cum laude, from Case Western Reserve University School of Law in 1995.

Kristin L. Smallwood. Ms. Smallwood has served as a director since July 2025. Ms. Smallwood spent almost 30 years with PricewaterhouseCoopers L.L.P., or PwC. Ms. Smallwood was a partner with PwC from 2006 until her retirement in 2025. Ms. Smallwood served a broad spectrum of publicly traded and privately held clients in an audit capacity focused on complex issues in accounting, auditing, risk management, and regulatory and securities matters. Ms. Smallwood also served clients in a non-audit capacity in the Transaction Services Practice focused on sell-side and buy-side analysis and complex transactional accounting such as sale-leaseback and purchase price allocation accounting. Her leadership experience with PwC includes service as the US Automotive Assurance Sector Leader from 2015 until 2018. Prior to PwC, Ms. Smallwood worked at Michigan National Bank in commercial lending from 1991 to 1994. Ms. Smallwood serves on the Board of Directors of United Way for Southeastern Michigan as the Audit Committee Chair. Ms. Smallwood also serves on the Board of Directors of Inforum, a not-for-profit organization focused on accelerating careers for women in business. Ms. Smallwood received a B.A. in Economics from Albion College in 1991 and an M.B.A. in Finance from the University of Michigan in 1996. Ms. Smallwood is a Certified Public Accountant.

Background and Experience of Directors

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on each person’s background and experience as reflected in the information disclosed in each of the directors’ individual biographies set forth above. The Board believes that the director nominees provide an appropriate mix of experience, qualifications, attributes and skills relevant to our business. In particular, the Board considered the following important characteristics, among others, with respect to each director:

•	Ms. DeLucca—her experience as an investment professional, in particular her familiarity with the debt capital markets and credit analysis, and experience in establishing and managing businesses.

•	Mr. Estes—his financial and business experience, including his service as the chief financial officer of a large publicly traded REIT and a board member of two other publicly traded REITs.

•	Mr. Mavoides—his status as a founder of our Company and his more than 25 years of experience with net-lease financing and investing in real estate.

•

Mr. Minich—his experience as a senior executive at a service-based operating company responsible for, among other things, accessing equity and debt capital and sourcing and negotiating sale-leaseback transactions.

•	Ms. Neary—her experience in consumer-facing marketing and operations and as a senior executive at several companies with significant retail operations.

•	Mr. Sautel—his experience as an investment professional, extensive experience as a board member of other companies, and his familiarity with a broad range of industries.

•

Ms. Sivanesan—her experience as an investor in early stage and middle market companies and as a practicing attorney, including her familiarity with complex transactions, mergers and acquisitions, and governance matters.

•	Ms. Smallwood—her experience as a partner at a large public accounting firm, in particular her familiarity with corporate governance, audit matters and public reporting.

Board Nominee	Total Years of Experience	REIT/ Public Co. Board	Public Co. Leadership	Real Estate Operations	Real Estate Finance	Finance & Capital Markets	Accounting & Tax	Retail / Commercial Operations	Legal
Joyce DeLucca	38	✓			✓	✓
Scott A. Estes	32	✓	✓	✓	✓	✓	✓
Peter M. Mavoides	36	✓	✓	✓	✓	✓
Lawrence J. Minich	56	✓		✓	✓	✓	✓	✓
Heather L. Neary	27	✓		✓	✓	✓		✓
Stephen D. Sautel	35	✓			✓	✓
Janaki Sivanesan	32	✓							✓
Kristin L. Smallwood	32	✓					✓

Board Leadership Structure

Our Board currently consists of eight members, each of whom is currently serving for a term expiring at the Annual Meeting and upon the election and qualification of his or her successor.

The Board has no fixed policy with respect to the separation of the offices of Chair of the Board and Chief Executive Officer. The Board retains the discretion to determine, at any time, whether to combine or separate the positions as it deems to be in the best interests of the Company. However, the Board currently believes that separating the positions of Chief Executive Officer and Chair is an integral part of effective corporate governance, because it improves the ability of the Board to exercise its oversight role by having a director who is not a member of management serve as the Chair of the Board.

Board Executive Sessions

The non-employee members of the Board meet in executive session without management present at the conclusion of each regular Board meeting. Mr. Estes, the Chair of our Board, acts as the Chair at all of these executive sessions.

Board of Directors Role in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its four standing committees, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee, each of which oversees our management of risks specific to its respective areas of oversight. In particular, as more fully described below, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. See “Executive Compensation—Compensation Risk Assessment.” Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines. As part of its oversight of our governance and related policies and procedures, the Nominating and Corporate Governance Committee also monitors enterprise-level and ESG specific risk. Our Investment Committee reviews and approves certain of our proposed investments.

Meetings and Attendance

During the year ended December 31, 2025, the Board met nine times. No director attended fewer than 75% of the total number of Board meetings and committee meetings on which he or she served that were held during the year ended December 31, 2025 and that were held while such person was a director of the Company or member of such committee. The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee. The charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available on our investor relations website at http://investors.essentialproperties.com. The Board may establish other committees as it deems necessary or appropriate from time to time. We do not have a formal policy regarding attendance by members of the Board at annual meetings of stockholders. Ms. Neary and Messrs. Estes, Mavoides and Minich attended our 2025 annual meeting of stockholders.

Board Committees

Audit Committee

Our Board has adopted an Audit Committee charter, which defines the Audit Committee’s principal functions, including oversight related to:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the evaluation of the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our internal audit function.

The Audit Committee is also responsible for engaging, evaluating, compensating and overseeing an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans for and results of the audit engagement, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the audit committee report required by SEC regulations to be included in our annual report or proxy statement.

During the year ended December 31, 2025, the Audit Committee met four times. The current members of the Audit Committee are Mses. Sivanesan and Smallwood and Messrs. Estes and Minich. Our Board has determined that (i) each of Ms. Sivanesan, Ms. Smallwood, Mr. Estes and Mr. Minich qualifies as an “audit committee financial expert,” as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K, and (ii) each member of our Audit Committee is “financially literate” as that term is defined by NYSE listing standards and meets the definition for “independence” for the purposes of serving on our Audit Committee under NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee

Our Board has adopted a Compensation Committee charter, which defines the Compensation Committee’s principal functions to include:

•	assisting the independent directors in discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and directors;

•

approving individual executive officer compensation with the goal of attracting, retaining and appropriately rewarding employees in order to motivate them to achieve the Company’s business objectives and align their interests with the long-term interests of the Company’s stockholders;

•	reviewing and recommending to the Board compensation plans, policies and programs; and

•	preparing the compensation committee report on executive compensation included in the Company’s annual report or proxy statement.

The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of an independent compensation consultant, legal counsel or other adviser as it deems appropriate. The committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate.

During the year ended December 31, 2025, the Compensation Committee met four times. The current members of the Compensation Committee are Mr. Estes and Mses. DeLucca and Neary. Our Board has determined affirmatively that each member of our Compensation Committee meets the definition for “independence” for the purpose of serving on our Compensation Committee under applicable rules of the NYSE, and each member of our Compensation Committee meets the definition of a “non-employee director” for the purpose of serving on our Compensation Committee under Rule 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

Our Board has adopted a Nominating and Corporate Governance Committee charter, which defines the Nominating and Corporate Governance Committee’s principal functions, to include:

•	identifying, evaluating and recommending individuals qualified to become members of the Board;

•	selecting, or recommending that the Board select, the director nominees to stand for election at each annual meeting of stockholders or to fill vacancies on the Board;

•	developing and recommending to the Board a set of corporate governance guidelines applicable to the Company;

•	supporting the Company’s commitment to environmental stewardship and sustainability, corporate social responsibility and effective corporate governance;

•	supporting the Company’s efforts to manage risks associated with cybersecurity; and

•	overseeing the annual performance evaluation of the Board and its committees and management.

In addition, the Nominating and Corporate Governance Committee monitors our overall risk management process at an enterprise level, and during 2025 evaluated various risks and operational initiatives and the processes in place to monitor and mitigate such risks.

During the year ended December 31, 2025, the Nominating and Corporate Governance Committee met four times. The current members of the Nominating and Corporate Governance Committee are Messrs. Minich and Sautel and Mses. Neary and Sivanesan. Our Board has determined affirmatively that each member of our Nominating and Corporate Governance Committee meets the definition of independent under NYSE listing standards.

The Nominating and Corporate Governance Committee considers candidates for director suggested by its members, as well as by management and our stockholders, if such candidates meet the Nominating and Corporate Governance Committee’s criteria for Board membership, evaluating them in the same manner in which the committee evaluates other candidates. Such recommendations should be made in writing to the Nominating and Corporate Governance Committee or the Secretary of the Company and should include a description of the qualifications of the proposed candidate.

A stockholder who desires to suggest a prospective nominee for the Board should notify the Secretary of the Company, at 5 Vaughn Dive, Suite 202, Princeton, New Jersey 08540. The Nominating and Corporate Governance Committee has the authority and right to retain a search firm to identify or evaluate potential nominees if it so desires.

In evaluating candidates to serve on the Board, the Nominating and Corporate Governance Committee’s objective is to select individuals with experience, qualifications, attributes and skills that can assist the Company and the Board in achieving their objectives. The Nominating and Corporate Governance Committee considers (i) individual qualifications, including relevant career experience, strength of character, maturity of judgment, experience in, and familiarity with, the Company’s business and industry and (ii) all other factors it considers appropriate, which may include age, diversity of background, existing commitments to other businesses, potential conflicts of interest, legal considerations, corporate governance background (including experience as a board member or officer of another publicly held company), financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. Though neither the Board nor the Nominating and Corporate Governance Committee has a formal policy concerning diversity, the Board values diversity, believes diversity should be considered in the director identification and nominating process, and seeks director nominees that have a diverse range of views, backgrounds and leadership, as well as business experience. The Nominating and Corporate Governance Committee also considers the extent to which the candidate would fill a present need on the Board.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on the information provided to the Nominating and Corporate Governance Committee with the recommendation of the prospective candidate, as well as the Nominating and Corporate

Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

As set forth in the Company’s current bylaws, the window for stockholders to provide notice of stockholder nominations, which must contain the information required by the Company’s bylaws, is not earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date the Company’s Proxy Statement was released to stockholders in connection with the previous year’s annual meeting. In addition to satisfying the notice requirements under our bylaws, stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act, including, among other things, providing a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than management’s nominees at least 60 days before the anniversary of the prior year’s annual meeting of stockholders. Please see “Other Matters – Stockholder Proposals for the 2027 Annual Meeting.”

Investment Committee

The Board has also implemented an Investment Committee, comprised of three of our independent directors, to review and approve certain of our proposed investments that fall outside of management’s standard approval authority based on the size of the total investment or the type of investment, among other things. During the year ended December 31, 2025, the Investment Committee met four times. The current members of the Investment Committee are Mses. DeLucca and Sivanesan and Mr. Minich.

Corporate Governance Guidelines and Code of Conduct

The Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. The current versions of these and other corporate governance documents are available free of charge on the Company’s website (http://www.essentialproperties.com) in the investor relations section under Governance Documents and in print to any stockholder who requests copies by contacting the Company at 5 Vaughn Drive, Suite 202, Princeton, New Jersey 08540, Attention: Secretary.

Anti-Hedging, Anti-Pledging and Anti-Short Sale Policies

The Board considers it inappropriate for any director, officer or employee of the Company to enter into transactions that allow such a holder to own securities issued by the Company (or securities exercisable, convertible into or exchangeable therefor) without the full risks and rewards of ownership, as this potentially separates the holder’s economic interests from those of other security holders. Therefore, the Company prohibits the purchase or sale of puts, calls, options or other derivative securities based on the Company’s securities by directors, officers or employees of the Company. Hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership are also prohibited by such persons. Further, members of our Board and executive officers are prohibited from pledging or otherwise encumbering Company securities as collateral for indebtedness. Additionally, our directors, officers and employees are prohibited from engaging in short sales of our common stock.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Compensation

2025 Director Compensation Table

The following table shows the compensation earned by our non-employee directors for services during 2025. Directors employed by us are not entitled to receive compensation for their services as a director. Mr. Mavoides, our President and Chief Executive Officer and a member of our Board, received no separate compensation for serving on our Board during 2025. Please see the “2025 Summary Compensation Table” for a summary of the compensation received by Mr. Mavoides with respect to 2025.

Name	Fees Earned or Paid in Cash ($000s)	Stock Awards(1) ($000s)	Total ($000s)
Joyce DeLucca	$85	$119	$204
Scott A. Estes	$208	$119	$327
Lawrence J. Minich	$88	$119	$207
Heather L. Neary	$84	$119	$203
Stephen D. Sautel	$83	$119	$202
Janaki Sivanesan	$100	$119	$219
Kristin L. Smallwood(2)	$38	$191	$229

(1)

The stock award amounts in this column reflect the aggregate fair value on the grant date computed in accordance with FASB ASC Topic 718. That fair value was calculated based on the number of restricted stock units (“RSUs”) subject to the award multiplied by the average market price of a share on the date of grant. As of December 31, 2025, each of Messrs. Estes, Minich, and Sautel and Mses. DeLucca, Neary and Sivanesan had 3,818 unvested RSUs outstanding and Ms. Smallwood had 6,233 unvested RSUs outstanding.

(2)

Ms. Smallwood was elected to our Board in July 2025. Her cash retainer and equity award were prorated to reflect her service during 2025. In addition, she received an initial RSU award with a grant date fair value of $95,991 which vests over a three-year period beginning on the date of her election, subject to her continued service on the Board.

With respect to 2025, the Board approved adjustments to the non-employee director compensation program following a review of market data. The analysis showed that the Company’s non-employee director compensation, last updated in 2022, was below the 25th percentile of the peer group. The 2025 adjustments are intended to better align compensation with market practices and maintain competitive positioning among peers.

In 2025, each of our non-employee directors received, as compensation for services as a director, an annual award of $120,000 of RSUs, with the actual grant date fair value determined by dividing $120,000 by our stock price on the grant date and rounding down to the nearest share, and an annual cash retainer of $70,000. The equity awards granted to our non-employee directors were made pursuant to our Essential Properties Realty Trust, Inc. 2023 Incentive Plan (the “2023 Incentive Plan”) and are scheduled to vest on the earlier to occur of (i) the first anniversary of the date of grant and (ii) the first annual meeting of the Company’s stockholders that occurs after the date of grant, subject to the director’s continued service on our Board. Our Chair, Mr. Estes, received an additional annual cash retainer of $120,000. Directors who served on our Audit Committee, other than the chair of the committee, received an additional annual cash retainer of $12,500, directors who served on our Compensation Committee, other than the chair of the committee, received an additional annual cash retainer of $10,000 and directors who served on our Nominating and Corporate Governance Committee, other than the chair of the committee, received an additional annual cash retainer of $8,750. The director who served as chair of the Audit Committee received an additional annual cash retainer of $25,000, the director who served as chair of the Compensation Committee received an additional annual cash retainer of $20,000 and the director who served as chair of the Nominating and Corporate Governance Committee received an additional annual cash retainer of $17,500. Directors who served on the Investment Committee do not receive a separate cash retainer for this service.

Directors receive pro-rated amounts of the annual cash retainer and annual RSU award for the portion of the first year in which they are appointed or elected to serve as a Board member or committee chair. In addition, to provide an immediate alignment with the interests of our stockholders, a newly appointed or elected director may receive an initial RSU award, with the amount determined based on the input of the Compensation Committee’s compensation consultant.

Director Independence

After reviewing all relevant relationships and considering the NYSE requirements for independence, the Board has determined that each of Messrs. Estes, Minich and Sautel, and Mses. DeLucca, Neary, Sivanesan and Smallwood is an “independent director” as such term is defined by the applicable rules and regulations of the NYSE.

Certain Relationships and Related Party Transactions

Our Board has adopted a written policy regarding certain transactions with related parties, which we refer to as our “related party transaction policy.” Our related party transaction policy requires all “related party transactions” to be promptly disclosed to the person designated by our Chief Executive Officer as the compliance officer. All related party transactions must be approved or ratified by either the Board or a duly authorized committee thereof composed of independent directors. As a general rule, directors interested in a related party transaction will recuse themselves from any vote on a related party transaction in which they have an interest. The Board or an appropriate committee thereof will consider all relevant facts and circumstances when deliberating such transactions, including whether such transactions are in the best interests of the Company.

A “related party transaction” is a transaction directly or indirectly involving any “related party” that is required to be disclosed under Item 404(a) of Regulation S-K. In general, Item 404(a) requires disclosure of any transaction occurring during a fiscal year, or any currently proposed transaction, involving the Company where the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. In general, a “related party” is any person who is or was a director, nominee for director, or executive officer of the Company at any time since the beginning of the relevant fiscal year; any person known by the Company to be the beneficial owner of more than 5% of the Company’s common stock when the transaction is expected to occur; and immediate family members of persons in the foregoing categories.

During 2025 and through the date hereof, the Company did not have any related party transactions, and the Company does not have any currently proposed related party transactions.

EXECUTIVE COMPENSATION

Proposal No. 2—Advisory Vote to Approve the Compensation of our Named Executive Officers

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21 under the Exchange Act, the Company requests that our stockholders cast a non-binding, advisory vote to approve the compensation of the Company’s named executive officers (“NEOs”) identified under the “Compensation Discussion and Analysis” section in this Proxy Statement. This proposal, commonly known as the “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for its 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Details concerning how we implement our compensation philosophy and structure our plans to meet the objectives of our compensation program are provided in the section titled “Compensation Discussion and Analysis” set forth in this Proxy Statement. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and Company performance.

This vote is advisory and will not be binding upon the Company, the Board or the Compensation Committee, nor will it create or imply any change in the duties of the Company, the members of the Board or the members of the Compensation Committee. The Board and the Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this important matter.

Vote Required

Approval, on an advisory basis, of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement, requires the affirmative vote of a majority of the votes cast, virtually or by proxy, on the matter at the Annual Meeting.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the resolution to approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in this Proxy Statement.

Proposal No. 3—Advisory Vote on Frequency of Future Advisory Votes Approving Executive Compensation of our Named Executive Officers

In accordance with the Dodd-Frank Act, the Company requests that our stockholders cast a non-binding, advisory vote regarding the frequency with which we should include in future annual proxy statements a stockholder non-binding, advisory vote to approve the compensation of our named executive officers, similar to Proposal No. 2 above. By voting on this proposal, stockholders may indicate whether they would prefer that the Company provide for such a stockholder advisory vote at future annual meetings every one year, every two years or every three years.

The Board determined that it is appropriate to have a stockholder advisory vote every one year to approve, on a non-binding, advisory basis, the compensation of our named executive officers. The Board recognizes the importance of receiving from stockholders their direct input on our compensation philosophy, policies and practices as disclosed in our proxy statements. For that reason, the Board believes that receiving the input more frequently is better. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking regular input from our stockholders on our executive compensation philosophy, policies and practices.

Stockholders of the Company will have the opportunity to specify one of four choices for this proposal on the proxy card: (1) every one year; (2) every two years; (3) every three years; or (4) abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. Rather, stockholders are being asked to express their preference regarding the frequency of future advisory votes to approve executive compensation.

While we intend to carefully consider the voting results of this proposal, this vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board.

Vote Required

Approval of one of the three choices—every one year, every two years or every three years—requires the affirmative vote of a majority of all votes cast, virtually or by proxy, on the matter at the Annual Meeting. However, if none of the frequency options receives the affirmative vote of a majority of the votes cast at the Annual Meeting on the matter, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders.

Board Recommendation

The Board unanimously recommends that you vote for a frequency of every “ONE YEAR” for future advisory votes to approve the compensation of our named executive officers.

Executive Officers

Set forth below is biographical information with respect to our Executive Vice President, Chief Financial Officer and Secretary, Mr. Robert W. Salisbury (who was elected to this position effective January 1, 2026), our Executive Vice President and Chief Investment Officer, A Joseph Peil, and our Executive Vice President and Chief Operating Officer, R. Max Jenkins. The biographical information of our President and Chief Executive Officer, Mr. Mavoides, who also serves as a director of the Company, is presented above in the section titled “Governance—Biographical Information Regarding the Board.”

Robert W. Salisbury, age 44. Mr. Salisbury has been our Executive Vice President and Chief Financial Officer since January 2026 and has held positions of increasing responsibility at the Company since August 2023. From 2018 to 2023, Mr. Salisbury was a Senior Vice President and Director of Research at Almanac Realty Investors, the real estate private equity arm of Neuberger Berman, where he was a senior member of the investment team focused on public and private equity and credit investments. From 2014 to 2018, Mr. Salisbury co-managed a real estate securities portfolio at Citadel Investment Group that spanned all property types in US, Europe and Asia. From 2011 to 2014 he also served as an investment analyst at V3 Capital Management and from 2005 to 2011 as an equity research analyst at UBS, Bank of America and Citigroup. Mr. Salisbury graduated from Duke University with a B.A. in Philosophy and is a CFA charterholder.

A Joseph Peil, age 44. Mr. Peil has been our Executive Vice President and Chief Investment Officer since March 2025 and has held similar positions of increasing responsibility at the Company since May 2017. From June 2011 through March 2017, Mr. Peil held positions of increasing responsibility, including Senior Vice President and Head of Credit, for Spirit. Prior to joining Spirit, Mr. Peil was employed by the Arizona State

Retirement System as an analyst from November 2009 to June 2011 and worked as an analyst at Smith Barney, a subsidiary of Morgan Stanley, from October 2005 to November 2009. Mr. Peil graduated from Gonzaga University with a B.A. in Philosophy and is a CFA charterholder.

R. Max Jenkins, age 35. Mr. Jenkins has been our Executive Vice President and Chief Operating Officer since March 2025 and has held similar positions of increasing responsibility at the Company since March 2018. Previously, from May 2012 to March 2018, Mr. Jenkins served various roles in the Army as an Infantry Officer to include as a Captain with the 75th Ranger Regiment where he deployed in support of Operation Freedom’s Sentinel. Mr. Jenkins graduated from the United States Military Academy at West Point with a B.S. in Engineering Management with Honors.

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our NEOs, whose compensation is set forth in the 2025 Summary Compensation Table and other compensation tables contained in this Proxy Statement. We also provide an overview of our executive compensation philosophy and the factors that we consider relevant to the analysis of our executive compensation program. Our NEOs during 2025 were:

•	Peter M. Mavoides, our President and Chief Executive Officer;

•	Mark E. Patten, our former Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary through December 31, 2025;

•	A Joseph Peil, our Executive Vice President and Chief Investment Officer; and

•	R. Max Jenkins, our Executive Vice President and Chief Operating Officer.

Effective December 31, 2025, Mr. Patten resigned from his roles as Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. In connection with Mr. Patten’s departure, Robert W. Salisbury was appointed as the Executive Vice President and Chief Financial Officer of the Company, effective as of January 1, 2026.

Business Highlights

Our Business. We are an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to middle-market companies operating service-oriented or experience-based businesses. We have a diversified portfolio that is comprised of properties leased to tenants in industries such as early childhood education, restaurants (primarily quick service restaurants), medical and dental services, car washes, automotive services, convenience stores and equipment rental and sales.

Highlights of 2025 included the following:

We grew our net income, AFFO(1) and AFFO per share(1) significantly. We grew our net income in 2025 by $50.1 million, or 25%, versus 2024; and we grew our AFFO in 2025 by $66.8 million, or 22%, versus 2024, and AFFO per share by $0.15, or 9%, versus 2024.

We completed a record level of investments. In the third quarter of 2025, we completed $369.8 million of gross investments, at a weighted average cash cap rate of 8.0%, the highest level of quarterly investments in the Company’s history. For the full year 2025, we completed $1.3 billion of gross investments in 270 properties in 115 transactions at a weighted average cash cap rate of 7.9%, the highest level of annual gross investments in the Company’s history.

We maintained a strong balance sheet with conservative leverage and significant liquidity. As of December 31, 2025, our pro forma net debt-to-annualized adjusted EBITDAre(1) was 3.8x, and 100% of our debt was unsecured. As of December 31, 2025, our liquidity totaled $1.4 billion, including $70.4 million in cash and cash equivalents (including restricted cash available for future investment), $332.2 million available upon settlement of our outstanding forward equity contracts and $1.0 billion available on our unsecured revolving credit facility.

We successfully accessed the debt and equity capital markets. We raised $615.9 million in gross proceeds through our follow-on common equity offering and our “at the market” common equity distribution program (“ATM Program”). In March 2025, we completed an underwritten follow-on primary offering, selling 9,430,000 shares of our common stock on a forward basis for gross proceeds of $292.3 million. During 2025, we also sold 10,245,801 shares of common stock under our ATM Program, generating $323.6 million in gross proceeds. In February 2025 we increased availability under our unsecured revolving credit facility from $600.0 million to $1.0 billion and extended its maturity from February 2026 to February 2029. In August 2025, we completed a public offering of unsecured senior notes, issuing $400.0 million aggregate principal amount of 5.400% Senior Notes due 2035, raising net proceeds of $390.7 million.

We continued to grow, strengthen and diversify our portfolio. As of December 31, 2025, our total gross investment in real estate was $7.2 billion, representing 2,300 properties, as compared to $6.0 billion, representing 2,104 properties, as of December 31, 2024. As of December 31, 2025, our top ten tenants accounted for 16.5% of our annualized base rent, with our largest tenant accounting for just 3.4%, as compared to 17.6% and 4.2%, respectively, as of December 31, 2024. As of

December 31, 2025, our weighted average lease term was 14.4 years, our weighted average rent coverage ratio was 3.6x and our portfolio was 99.7% leased.

We increased our dividend. Our annualized dividend for the three months ended December 31, 2025 of $1.24 per share of common stock represents an increase of $0.06 per share, or 5.1%, over our annualized dividend for the three months ended December 31, 2024.

We advanced our ESG strategy, including our ability to address sustainability measures. Our ESG accomplishments during 2025 include the following:

Corporate Responsibility Report: We issued our third annual Corporate Responsibility Report in September 2025.

Environmental: Approximately 90% of the properties we acquired in 2025 were leased under our updated standard lease form (our “Green Lease”), providing us with the contractual right to implement energy efficient upgrades at those properties, should we choose to do so.

Social: All of our employees are eligible to receive equity-based awards under our equity incentive plan as part of their year-end performance-based compensation, promoting alignment of interests with our stockholders.

Governance: Our Board, Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee met with management at least quarterly and held executive sessions independent of management.

Cybersecurity: Our Board, its committees and management are actively involved in our overall enterprise risk management program, including assessing, identifying and managing material risks from cybersecurity threats.

(1) Non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the

most	directly comparable financial measures calculated in accordance with GAAP.

Historical Total Stockholder Return. Our strategic objective is to create value for our stockholders over the long term by delivering strong operational performance, which we believe will result in appreciable total stockholder return (“TSR”), which considers both the change in the price per share of our common stock on the NYSE and the dividends paid per share of common stock during the relevant period. The following charts illustrate our TSR during the three- and five-year periods ended December 31, 2025 and since our initial public offering in June 2018 through December 31, 2025, relative to the 2025 Compensation Peer Group (as defined below). As presented in the third chart below, from our initial public offering in June 2018 through December 31, 2025, we have the highest TSR relative to the 2025 Compensation Peer Group.

3-Yr Total Stockholder Return through December 31, 2025
vs. 2025 Compensation Peer Group
80.0%
70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
-10.0%
65.0%
62.2%
52.7%
43.1%
31.8%
29.5%
28.7%
17.4%
16.1%
4.7%
2.2%
2.1%
-2.5%
EPR
AKR
UE
EPRT
BNL
FR
STAG
LXP
ADC
FCPT
GNL
NNN
VRE

5-Yr Total Stockholder Return through December 31, 2025
vs. 2025 Compensation Peer Group
130.0%
110.0%
90.0%
70.0%
50.0%
30.0%
10.0%
-10.0%
-30.0%
112.1%
78.8%
76.7%
72.6%
55.0%
43.9%
33.6%
25.5%
24.7%
21.2%
19.8%
0.5%
-7.5%
EPR
UE
AKR
EPRT
FR
STAG
ADC
NNN
VRE
BNL
LXP
FCPT
GNL

Total Stockholder Return from IPO(1) through December 31, 2025
vs. 2025 Compensation Peer Group
250.0%
200.0%
150.0%
100.0%
50.0%
0.0%
-50.0%
197.0%
112.1%
90.2%
83.1%
66.9%
45.9%
34.7%
19.5%
16.2%
3.3%
0.8%
-17.6%
EPRT
FR
STAG
ADC
LXP
FCPT
NNN
EPR
UE
GNL
AKR
VRE

(1)

We completed our IPO and our common stock began trading on the NYSE on June 21, 2018. Excludes Broadstone Net Lease, Inc. (BNL) as they were not a publicly traded company for the entirety of the comparison period.

Consideration of Prior Say-on-Pay Results

On an annual basis, the Compensation Committee reviews the executive compensation program to evaluate whether it remains strongly aligned with stockholder interest and long-term value creation. As part of its annual review, the Compensation Committee carefully considers shareholder feedback in its ongoing evaluation of the Company’s executive compensation program. At our 2025 Annual Meeting of Stockholders, approximately 95% of the votes cast supported the Company’s 2025 say-on-pay proposal, reflecting continued stockholder support for our executive compensation program. Accordingly, the overall structure of our 2025 executive compensation program remained largely unchanged.

Executive Compensation Program Highlights

Our executive compensation program is designed to appropriately link our NEO compensation to both our short-term operational performance and our long-term market performance. The following table highlights some key features of our executive compensation program. We believe these practices promote substantial alignment with our stockholder’s interests, and reflect good governance and corporate responsibility.

✓	What We Do:	X	What We Don’t Do:
✓	We Pay for Performance: A substantial portion of our compensation is not guaranteed but rather is at risk in that it is linked to the achievement of key operating and financial goals as measured by clear pre-established metrics. On average, 81% of our NEOs’ total direct compensation is performance-based and/or at-risk.	X	No Automatic Salary Increases or Guaranteed Bonuses: We do not guarantee annual salary increases or bonuses and none of the employment agreements with our NEOs contain such provisions.

✓	What We Do:	X	What We Don’t Do:

✓	We Balance Short-Term and Long-Term Incentives: Our incentive programs provide a balance of annual and longer-term incentives, including a variety of performance metrics that measure both absolute and relative performance.	X	No Guaranteed Incentives: We do not provide multi-year guaranteed incentive awards for our NEOs.

✓	We Seek the Input of our Stockholders: Annually, we present our executive compensation to a “Say-on-Pay” vote by our stockholders.	X	No Current Payment of Dividends or Dividend Equivalents on Unvested Performance-Based RSUs: Dividend equivalents accrue during the vesting period and are only paid to the extent the underlying performance-based RSUs vest.

✓	We Seek Alignment with Our Stockholders: We require both our NEOs and our directors to maintain a meaningful ownership stake in the Company through our stock ownership policy. We also design our executive compensation program to align with long-term objectives that support the creation of stockholder value.	X	No Excessive Perquisites: Our NEOs are provided with limited perquisites and benefits.

✓	We Align Compensation Practices with Market: As part of our annual review of executive compensation, we evaluate and consider market data for applicable peers.	X	No Hedging or Pledging: We have policies that prohibit our directors, officers and employees from hedging their ownership in our stock, and prohibit our directors and executive officers from pledging or otherwise encumbering Company securities as collateral for indebtedness.

✓	We Retain an Independent Compensation Consultant: Our Compensation Committee engages an independent compensation consultant to provide guidance on a variety of compensation matters.	X	No Tax Gross-Ups: We do not provide tax gross-ups on any severance, change-in-control or other payments.

		X	No Automatic Change in Control Acceleration: We do not provide “single-trigger” accelerated vesting of equity-based awards upon a change in control. See “—Severance and Change in Control Arrangements” below.

Compensation Philosophy and Objectives

Our executive compensation philosophy is designed to promote a pay-for-performance culture where our NEOs’ performance must contribute to the achievement of measurable financial performance goals of the Company in order to receive their incentive cash compensation and also must deliver meaningful returns or value for our stockholders relative to our peers in order to vest in their equity incentive compensation. Our principal compensation elements are base salary, short-term incentives and long-term equity incentives, with 81% (on average) of our NEOs’ total direct compensation delivered as performance-based and/or at-risk compensation. As we rely on our principal compensation elements to appropriately incentivize and retain our NEOs, our Compensation Committee is firmly committed to not making any special or one-time awards to our executive officers absent extraordinary circumstances. Each element of our compensation program (discussed in more detail below) is meant to work toward accomplishing the following objectives:

•	To attract and retain highly qualified executive officers;

•	To incentivize executive performance that is consistent with our corporate objectives and stockholder interests;

•

To maintain a well-balanced compensation program that includes a competitive annual base salary but with a predominant focus on variable at-risk pay through the use of our short-term incentive cash compensation and long-term equity-based compensation; and

•	To appropriately consider the risks and rewards of our business while not promoting unnecessary or inappropriate risk-taking.

How We Determine Compensation

Role of the Compensation Committee. The Compensation Committee, operating pursuant to authority delegated to it by the Board, oversees the design, development and implementation of our executive compensation program. The Compensation Committee also administers our compensation plans and awards for the Company’s directors and NEOs and is primarily responsible for reviewing and approving our compensation policies and the compensation paid to our NEOs. The Compensation Committee’s responsibilities are set forth in its written charter.

Role of Management. Our President and Chief Executive Officer works closely with the Compensation Committee and its independent compensation consultant to analyze relevant peer data and to provide input into the compensation program design. Management assists the Compensation Committee’s independent compensation consultant in its review of executive compensation by providing historical compensation information. Management makes recommendations for the program design for the NEOs for consideration by the Compensation Committee, with all compensation decisions made by the Compensation Committee.

Role of Independent Compensation Consultant. In 2025, the Compensation Committee engaged Ferguson Partners Consulting L.P. (“FPC”) as its independent compensation consultant to assist the Compensation Committee with the design of our executive compensation program. FPC provided the Compensation Committee with market data and made recommendations regarding the compensation mix and levels with respect to the 2025 executive compensation program described herein. The Compensation Committee has assessed the independence of FPC pursuant to the NYSE rules and the Company concluded that the work performed by FPC did not raise any conflict of interest.

Competitive Market Analysis. In developing our executive compensation program, the Compensation Committee, with the assistance of FPC and management, gathers and reviews the compensation practices, salary levels and target incentive levels of a group of other publicly traded REITs considered by the Compensation Committee to be comparable to the Company in terms of size, business model and geography.

As part of its annual review of executive compensation, the Compensation Committee, in consultation with FPC, reviews peer group composition and assesses whether any adjustments are appropriate. As described below, the Compensation Committee, with input from FPC, made an adjustment to remove two companies from and add two companies to the peer group used for consideration in determining 2025 compensation.

Using the below methodology, the Compensation Committee, with input from FPC, approved the peer group for use in informing 2025 compensation decisions (the “2025 Compensation Peer Group”). In developing the 2025 Compensation Peer Group, the Compensation Committee considered various factors, including:

•	Size—to identify peers that fall within 0.5x to 2.5x of our market capitalization and total capitalization;

•	Business activity—with an emphasis on single tenant properties/triple-net REITs; and

•

Geographic location—focus on companies 0.5x to 1.5x our size that are headquartered in the corridor between New York City and Philadelphia, which is in relatively close proximity to our primary office in Princeton, New Jersey.

The companies selected for the 2025 Compensation Peer Group, per the methodology described above, are those the Compensation Committee believes are best suited to provide a meaningful review of current market practices. Changes to the peer group were intended to more accurately reflect our size, operational activity and geography. Changes to the 2025 Compensation Peer Group, as compared to the compensation peer group used to evaluate 2024 compensation decisions, are shown below.

Peers Removed	Peers Added
Physicians Realty Trust	Global Net Lease, Inc.
Spirit Realty Capital	STAG Industrial, Inc.

The 2025 Compensation Peer Group consisted of the following 12 public REITs:

Company Name	Ticker	Industry	Market Capitalization ($ in millions)	Total Capitalization ($ in millions)
Acadia Realty Trust	AKR	Shopping Centers	$2,691	$4,984
Agree Realty Corporation	ADC	Free Standing	$8,279	$11,785
Broadstone Net Lease, Inc.	BNL	Diversified	$3,287	$5,935
EPR Properties	EPR	Specialty	$3,799	$7,305
First Industrial Realty Trust	FR	Industrial	$7,584	$10,244
Four Corners Property Trust, Inc.	FCPT	Free Standing	$2,446	$3,658
Global Net Lease, Inc.	GNL	Diversified	$1,885	$4,444
LXP Industrial Trust	LXP	Industrial	$2,933	$4,402
NNN REIT, Inc.	NNN	Free Standing	$7,527	$12,347
STAG Industrial, Inc.	STAG	Industrial	$7,006	$10,335
Urban Edge Properties	UE	Shopping Centers	$2,415	$4,166
Veris Residential	VRE	Apartments	$1,390	$2,880

Essential Properties Realty Trust, Inc.	EPRT	Free Standing	$5,893	$8,413
Relative Percentile Ranking			67%-ile	67%-ile

Source: Bloomberg, data as of December 31, 2025.

Note: When applicable, units in an operating partnership, representing non-controlling interests, are included in Market Capitalization and Total Capitalization (as applicable).

The 2025 Compensation Peer Group was used by the Compensation Committee to evaluate pay level and overall compensation design. We use a different peer group to evaluate TSR, which, as described more fully below under “Long-Term Incentives”, is an element used in evaluating certain aspects of our performance-based compensation and includes companies that we believe are more similar to us in terms of business operations and industry focus and an appropriate measure of our relative performance.

The Compensation Committee does not target compensation at a specific percentile of peer group data. Rather, the Compensation Committee seeks to develop an overall compensation program that is informed by peer group data, as well as other factors that the committee, in its collective judgment, believes to be relevant. Factors that the Compensation Committee considers include an executive’s experience and performance and internal pay equity among the Company’s senior management team (considering each executive’s respective scope of responsibilities and specific skills, and ability to impact business results) and other business events or conditions.

Elements of 2025 Compensation

For 2025, the compensation of our NEOs consisted of three principal components:

Component	Objective	2025 Metrics and Key Features
Base Salary	• Fixed cash compensation that provides a reliable and competitive source of income.	• Reviewed annually in the context of responsibilities, experience, relevant benchmarking data and individual performance.

Short-Term Incentive Program	• Rewards achievement of annual goals and objectives. • Provides at-risk opportunities to earn additional compensation linked to Company-wide and individual performance.

•

75% is based on pre-established performance goals:

○

AFFO per Share (50%)

○

Pro Forma Net Debt-to-Annualized Adjusted EBITDAre Ratio (25%)

•

25% is based on a qualitative assessment of individual performance.

Long-Term Incentive Program

•

A combination of vehicles that, in combination, motivates and rewards long-term value creation, enhances retention, increases stock ownership and aligns the interests of the NEOs and the stockholders.

Performance-Based RSUs or LTIP Units(1)

•

60% weighting

•

Based on three-year relative TSR performance

•

Subject to a cutback if absolute TSR is negative

•

Vest 50% at the end of the performance period and 50% on the following one-year anniversary

Time-Based RSUs or LTIP Units(1)

•

40% weighting

•

Vest ratably over a four-year period

(1)	At each NEO’s election, the form of long-term incentive program equity awards may be either RSUs or long-term incentive plan units (“LTIP Units”).

The following chart presents the overall target mix of compensation elements for the CEO and all other NEOs as a group for 2025:

87% of the overall target mix for our CEO is performance-based/at risk and 75% of the overall target mix for our other NEOs is performance-based/at risk.

Set forth below is a discussion of each of the main components of 2025 compensation for our NEOs. In designing and implementing base salary, short-term incentives and long-term incentives, the Compensation Committee considered, among other things, information provided by FPC to assist it in analyzing the compensation practices of the 2025 Compensation Peer Group and creating an overall compensation program that is designed to be competitive and to appropriately incentivize our NEOs.

Base Salary. Base salary represents the only fixed element of our compensation for our NEOs and is the smallest component of compensation. Base salaries are intended to provide competitive compensation that reflects the overall roles and responsibilities of each executive. For 2025, following a review of competitive market data, base salaries were increased for our NEOs as follows:

	2024 Base Salary	2025 Base Salary	Percent Change
Peter M. Mavoides	$750,000	$800,000	6.7%
Mark E. Patten	$520,000	$550,000	5.8%
A Joseph Peil	$350,000	$385,000	10.0%
R. Max Jenkins	$350,000	$385,000	10.0%

Short-Term Incentives. Payment opportunities for cash awards under the annual cash bonus program are expressed as a percentage of base salary and are designed to reflect each individual’s contributions to the Company and the market level of compensation for such position. We have designed our annual cash bonus program to motivate the Company’s executive officers to achieve performance goals established by the Compensation Committee that reinforce our annual business plan, to assist the Company in attracting and retaining qualified executives and to promote the alignment of the NEOs’ interests with those of the Company’s stockholders.

For 2025, the Compensation Committee approved the following threshold, target and maximum cash bonus award opportunities, expressed as a percentage of base salary, for each NEO, which did not change as compared to 2024:

	Payout Opportunities(1) (as a percentage of base salary)
Name	Threshold	Target	Maximum
Peter M. Mavoides	50%	150%	250%
Mark E. Patten	50%	125%	200%
A Joseph Peil	50%	125%	200%
R. Max Jenkins	50%	125%	200%

(1)	Straight line interpolation is used to determine payouts for results in between performance levels.

2025 Short-Term Incentive Measures and Actual Performance

The Compensation Committee establishes annual goals based on Company guidance, industry expectations and internal planning. Target levels are intended to be rigorous yet achievable, while maximum levels represent stretch outcomes that drive meaningful stockholder value. For 2025, the Compensation Committee refined the annual cash bonus program to strengthen alignment with key drivers of financial performance, improving line-of-sight and reinforcing our pay-for-performance philosophy. Accordingly, gross investments, same-store rent growth and ESG were removed from the 2025 annual cash bonus program, with weightings reallocated toa profitability metric, AFFO per Share (50%), and a leverage metric, Pro Forma Net Debt-to-Annualized Adjusted EBITDAre Ratio (25%). The following summarizes the Committee’s goal-setting rationale:

•

AFFO per Share: AFFO per share was selected as the key profitability metric, as it is the performance measure most commonly used by investors to assess and compare REIT performance and aligns management incentives with how REITs create and distribute value. The target level was calibrated at the midpoint of the Company’s AFFO per share guidance.

•

Pro Forma Net Debt-to-Annualized Adjusted EBITDAre Ratio: The ratio of pro forma net debt to annualized adjusted EBITDAre is a meaningful measure of our leverage and is indicative of whether our balance sheet is positioned to fund external growth opportunities while maintaining a conservative long-term leverage profile. The Threshold, Target and Maximum levels are determined based on annual forecasts and are not explicitly tied to prior year results.

•

Individual Performance: For 2025, the Compensation Committee considered both qualitative and quantitative criteria, including investor engagement, employee management, investment quality, capital markets activity, asset management, and compliance and reporting performance when determining each NEO’s overall individual performance helping to ensure that management was motivated to execute other key strategic initiatives.

The following table summarizes the 2025 performance criteria, weighting, threshold, target and maximum goals and actual results:

		Performance Level			2025 Actual Results
Performance Criteria	Weighting	Threshold	Target	Maximum
AFFO per Share(1)	50%	$1.85	$1.87	$1.89	$1.89
Pro Forma Net Debt-to-Annualized Adjusted EBITDAre Ratio(1)(2)	25%	4.5x	4.3x	4.1x	3.6x
Individual	25%	Subjective Review			See below

(1)	Non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
(2)

Performance levels and actual results are calculated using the straight average of the pro form net debt-to-annualized adjusted EBITDAre ratio as of each of March 31, 2025, June 30, 2025, September 30, 2025 and December 31, 2025.

Individual Performance Results. Accomplishments made and considered for the individual metrics include the following:

•	In 2025, in 115 separate transactions, we invested $1.3 billion in 270 properties at a going in cash investment yield of 7.9% - a record level of gross investments in our history.

•	This 7.9% investment yield for 2025 investments was approximately 372 bps above the 10-Year Treasury Note yield at December 31, 2025.

•	The overall health of our portfolio remained strong, with unit level rent coverage at the end of the year equaling 3.6x, and same store rent growth was 1.6%.

•	Our portfolio had 99.7% occupancy and a weighted average remaining lease term of 14.4 years as of December 31, 2025.

•	In 2025, we completed one overnight equity offering, raising $292.3 million of gross proceeds at a public offering price of $31.00 per share.

•

In 2025, we completed a public offering of $400.0 million aggregate principal amount of unsecured 5.400% senior notes due 2035, raising net proceeds of $390.7 million and providing us with additional long-term capital to fund our real estate investments.

•	During 2025, we held over 210 virtual or face-to-face meetings with investors, attended 12 industry/REIT conferences and completed numerous virtual non-deal roadshows.

Based on this assessment, the Compensation Committee determined that each NEO’s contribution to the Company’s success warranted a payout at 90% for the individual performance criteria.

2025 Payouts. For 2025, each NEO earned a cash bonus based on the weighted achievement of the corporate and individual performance metrics. The table below shows the actual payouts for each NEO under the annual cash bonus program for 2025:

Name	Actual Payout ($000)	% of Target Bonus Opportunity
Peter M. Mavoides	$1,950	163%
Mark E. Patten(1)	$—	—%
A Joseph Peil	$746	155%
R. Max Jenkins	$746	155%

(1)	Mr. Patten resigned from the Company effective December 31, 2025 and, accordingly, did not receive a cash bonus related to 2025 performance.

Long-Term Incentives. Long-term incentive awards play a critical role in our compensation program and are designed to (i) align the interests of our NEOs with those of our stockholders by tying a significant portion of their compensation to share value appreciation; (ii) enable us to deliver competitive compensation to our NEOs at levels deemed sufficient to attract, retain and motivate our NEOs; and (iii) motivate and reward long-term operational performance and sustained stock price outperformance. Beginning in 2025, at each NEO’s election, the form of these equity awards may be either RSUs or LTIP Units.

With respect to 2025, the Compensation Committee granted time-based and performance-based long-term incentive awards to our NEOs as follows:

Award Type	Weighting	Key Features
Time-Based RSUs or LTIP Units	40%	• Vests ratably over a four-year period, subject to continued employment of the NEO

Performance-Based RSUs or LTIP Units	60%

•

Vests between 0% and 250% of target based on relative total stockholder return (TSR) performance versus a select group of net-lease REIT competitors (the “2025 TSR Peer Group”)

•

Subject to a 25% reduction if TSR is negative over the performance period

•

Earned units vest 50% at the end of a three-year performance period, with the remaining 50% vesting after an additional year

In February 2025, the Compensation Committee approved long-term incentive awards in the following nominal amounts (in thousands). At their election, each of the NEOs were granted their award in the form of LTIP Units.

Name	Value of Performance Based Award(1)	Value of Time-Based Award(1)	Total Award Value(1)
Peter M. Mavoides	$2,400	$1,600	$4,000
Mark E. Patten	$600	$400	$1,000
A Joseph Peil	$360	$240	$600
R. Max Jenkins	$360	$240	$600

(1)

Amounts reported in this table represent the target value on the date of approval and therefore differ from the amounts reported in the 2025 Grant of Plan-Based Awards Table, which represent the grant date fair value determined in accordance with FASB ASC Topic 718.

In determining the dollar-denominated value of the 2025 long-term incentive awards, the Compensation Committee reviewed the Company’s strong operational and TSR performance over recent years; the roles and responsibilities of each executive; individual performance considerations; and a competitive review of market data provided by FPC. Based on this review, the Compensation Committee approved increases to the target award values for 2025, including an adjustment for our CEO whose target value under the long-term incentive program had not been increased since 2022. The Committee also considered the importance of retaining key leadership in a highly competitive talent market, particularly as the Company continues to outperform its net lease REIT peers.

For the performance-based LTIP Units granted in 2025, the actual number of performance-based LTIP Units that may be earned and become vested will be between 0% and 100% of the number of performance-based LTIP Units granted, depending on the Company’s level of achievement of the performance criteria over the performance period. The specific targets and corresponding award levels are contained in the graphic below:

(1)

The 2025 TSR Peer Group includes: Agree Realty Corporation, Broadstone Net Lease, Inc., EPR Properties, Four Corners Property Trust, Inc., Getty Realty Corp., Global Net Lease, Inc., NNN REIT, Inc., NETSTREIT Corp., Realty Income Corporation, Safehold Inc., STAG Industrial, Inc., and W.P. Carey Inc.

Threshold, target and maximum performance will result in the NEOs earning 20%, 40% or 100% of the number of performance-based LTIP Units granted, with linear interpolation between specified levels. The profits interests characteristics of LTIP Units mean that performance-based LTIP Units cannot pay out at greater than 100% of the number of LTIP Units granted. Accordingly, these vesting levels are intended to replicate the proportionate vesting structure of performance-based RSUs granted in previous years, under which threshold, target and maximum performance resulted in the NEOs earning 50%, 100% or 250% of the target number of RSUs granted. No performance-based LTIP Units are earned for performance below the threshold level, and payout is capped at 100% of the LTIP Units granted even if performance exceeds the maximum level. In the event that we achieve the target performance level based on relative TSR for the performance period, but our absolute TSR is negative for the performance period, the award eligible to be earned will be reduced by 25%, provided that in no event will the application of such reduction result in the eligibility to vest in an award of less than 40% of the LTIP Units granted.

Performance-based LTIP Units are eligible for vesting at the end of the three-year performance period ending December 31, 2027. If earned, 50% of the earned amount of performance-based LTIP Units will vest on December 31, 2027 and the remaining 50% will vest on December 31, 2028, subject to the NEO’s continued employment.

LTIP Units. LTIP Units are a common practice for REITs and represent a class of partnership units issued by our operating partnership, Essential Properties, L.P. (the “Operating Partnership”), which are convertible into limited partnership interests in the Operating Partnership (“OP Units”) upon satisfaction of certain conditions, including, depending upon the particular award, those relating to vesting periods or performance criteria, and continued service. LTIP Units are structured in a manner to qualify as “profits interests” for U.S. federal income tax purposes, which means that each such LTIP Unit will not be economically equivalent in value at the time of award to the economic value of an OP Unit. As profits interests, LTIP Units only have value, other than with respect to the right to receive distributions, if the value of the assets of the Operating Partnership increases between the time of issuance of the LTIP Units and the date of a book-up event for partnership tax purposes. The value of the LTIP Units can increase over time until the value of the LTIP Units is equivalent to the value of the OP Units on a one-for-one basis. In addition, under certain circumstances, the OP Units into which LTIP Units have been converted are exchangeable, in whole or in part, for shares of our common stock on a one-for-one basis or cash. The nature of LTIP Units increases the at-risk element of our executive program as there are circumstances under which the value of an LTIP Unit will not achieve equivalence with the value of an OP Unit on a one-for-one basis, and until such parity is reached, the value that a holder could realize for a given number of LTIP Units will be less than the value of an equal number of shares of our common stock and may ultimately be zero. The Compensation Committee believes that the structure by which LTIP Units achieve real value links the value realized by executives with long-term equity value appreciation, in direct alignment with stockholder interests.

Summary of Payout Results of Completed Long-Term Incentive Awards

Results of 2023 Performance-Based RSU Grants

In 2023, Messrs. Mavoides, Patten, Peil and Jenkins each received awards of performance-based RSUs that covered a three-year performance period that ended on December 31, 2025, with (i) 75% of the award eligible to vest based on our TSR relative to the TSR of a peer group specified in the 2023 performance-based RSU grant agreements and identified below (the “2023 TSR Peer Group”) over the performance period, and (ii) the remaining 25% of the award eligible to vest based on the Compensation Committee’s subjective evaluation of the recipient’s achievement of strategic objectives deemed relevant by the Compensation Committee during the performance period (the “2023 Performance RSUs”).

The specific requirements and corresponding award levels for the 75% of the 2023 Performance RSUs which were scheduled to vest based on relative TSR are contained in the table below:

Performance Level	TSR Relative to 2023 TSR Peer Group(1) Over Performance Period	RSUs Earned as a Percentage of Target
Threshold	30th Percentile	50%
Target	50th Percentile	100%
Maximum	75th Percentile	250%

(1)

The 2023 TSR Peer Group includes: Agree Realty Corporation, EPR Properties, Four Corners Property Trust, Inc., Getty Realty Corp., Global Net Lease, Inc., NNN REIT, Inc., NETSTREIT Corp., Realty Income Corporation, Safehold Inc., STAG Industrial, Inc., and W.P. Carey Inc. (Spirit Realty Capital, Inc. was acquired during the performance period and was removed from the 2023 TSR Peer Group).

The Company’s TSR during the performance period was 13.40% relative to a TSR of 1.00% at the 50th percentile and 3.10% at the 75th percentile for the 2023 TSR Peer Group. Accordingly, the Company achieved a TSR above the 75th percentile of the TSR Peer Group, resulting in the 2023 Performance RSUs being earned at 250% of Target with respect to the TSR portion of the award.

With respect to the 25% of the 2023 Performance RSUs which were scheduled to vest based on a subjective evaluation of the officer’s achievement of relevant strategic objectives, an officer may earn up to 250% of the target award, and the Compensation Committee considered the following factors with respect to Messrs. Mavoides, Patten, Peil and Jenkins:

Subjective Performance Factors
Mr. Mavoides	Mr. Patten

•

Leadership of the Company (execution of strategy, operating performance, and management of personnel/organization);

•

Overall leadership with respect to the executive team;

•

Developing, maintaining and growing strong tenant relationships;

•

Contributions to work environment and corporate character; and

•

Response to macro-economic dynamics, including disruptions in the capital markets while maintaining the Company’s conservative leverage position and well capitalized balance sheet.

•

Overall leadership of the Company’s finance, accounting, capital markets, investor relations, treasury management, information technology, and human resources functions;

•

Contributions to superior operating performance, including execution of equity and debt capital transactions;

•

Leadership with respect to recruiting and developing departmental talent;

•

Departmental leadership supporting the Company’s strong balance sheet, liquidity and financial flexibility; and

•

Contributions to the Company’s risk management processes, policies and procedures.

Mr. Peil	Mr. Jenkins

•

Leadership and execution of the Company’s underwriting, credit, and asset management functions;

•

Developing, maintaining and growing strong tenant relationships;

•

Leadership with respect to recruiting and developing talent;

•

Contributions to corporate character and a collaborative work environment; and

•

Departmental leadership supporting the Company’s deployment of investment capital, recycling of invested capital and favorable asset management outcomes maintaining a strong performing property portfolio.

•

Leadership and execution of the Company’s investment sourcing and closing activities;

•

Developing, maintaining and growing strong tenant relationships;

•

Leadership with respect to recruiting and developing talent;

•

Contributions to corporate character and a collaborative work environment; and

•

Departmental leadership supporting the Company’s deployment of investment capital, including achievement of total investments, initial yields on investments and other favorable contractual terms.

In evaluating the foregoing subjective matters, the Compensation Committee also considered:

•	Gross investment activity of approximately $3.5 billion during the three years ended December 31, 2025;

•	Generating initial cash cap rates on investments of 7.9% in 2025 and a three-year weighted-average of 7.9%, as well as GAAP yields of 9.6% in 2025 and a three-year weighted-average of 9.2%;

•	Achieving an aggregate growth in new tenants of 98 tenants, or 28%, for the three-years ended December 31, 2025;

•	Achieving an average share price on equity issued under the ATM program and through overnight marketed offerings of $31.61 and $31.00, respectively, in 2025;

•	Growing our common dividend from an annualized rate of $1.10 per share for the quarter ended December 31, 2022 to $1.24 per share for the quarter ended December 31, 2025;

•

Maintaining a consistent and conservative financial policy, including the Company’s leverage level, as measured by the Company’s pro forma net debt-to-annualized adjusted EBITDAre ratio, which at December 31, 2025 was 3.8x; and

•	Raising approximately $2.0 billion in common equity during the three years ended December 31, 2025.

After careful consideration of the above factors, the Compensation Committee determined that each of Messrs. Mavoides, Peil and Jenkins performed at a level commensurate with a vesting level at 250% of target and Mr. Patten performed at a level commensurate with a vesting level at 125% of target.

Beginning with the 2024 performance-based awards, the subjective component was eliminated and accordingly, the 2023 PSU settlement reflects the final year for this construct.

Based on the above, Messrs. Mavoides, Patten, Peil and Jenkins achieved the performance-based vesting of the 2023 Performance RSUs at 250% of Target for the 75% portion of the 2023 Performance RSUs based on relative TSR and at 250%, in the case of Messrs. Mavoides, Peil and Jenkins, and 125%, in the case of Mr. Patten, for the 25% portion of the 2023 Performance RSUs based on the Compensation Committee’s subjective evaluation of the officer’s achievement of strategic objectives deemed relevant by the Compensation Committee during the performance period. Accordingly, the number of shares earned based on performance with respect to the 2023 Performance RSUs were as follows, with one-half vesting on December 31, 2025 and the remaining one-half scheduled to vest on December 31, 2026:

Name	Number of Target Shares	Number of Shares Earned(1)
Peter M. Mavoides	84,405	211,012
Mark E. Patten(2)	16,881	36,925
A Joseph Peil	12,058	30,145
R. Max Jenkins	12,058	30,145

(1)

For Messrs. Mavoides, Patten, Peil and Jenkins, excludes 28,168, 4,928, 4,020 and 4,020 shares, respectively, with respect to cash dividends paid during the period the 2023 Performance RSUs were outstanding (75% of such shares allocated to the TSR based awards and the remaining 25% allocated to the subjective awards).

(2)	50% of Mr. Patten’s 2023 Performance RSUs vested on December 31, 2025. The remaining 50% were forfeited upon Mr. Patten’s resignation from the Company effective December 31, 2025.

Results of Mr. Mavoides 2022 Performance-Based RSU Grants

In January 2022, in connection with the execution of his new employment agreement, Mr. Mavoides received an award of performance-based RSUs (the “2022 Performance RSUs”) that covered a four-year performance period that ended on December 31, 2025, with 100% of the award eligible to vest based on achieving the target-level AFFO per share compound annual growth rate (“CAGR”) during the performance period. The “target” number of RSUs (69,372 RSUs) represents 100% of the performance-based RSUs granted and is the number of RSUs that would vest based on achieving the target-level AFFO per share CAGR during the performance period. The “maximum” number of RSUs shown is 200% of the performance-based RSUs granted and is the number of RSUs that would vest based on achieving the maximum-level AFFO per share CAGR during the performance period. The RSUs were scheduled to vest in 50% increments on each of the four-year and five-year anniversary of the grant date, subject to Mr. Mavoides’ continued service through the applicable vesting date.

The specific requirements and corresponding award levels for the 2022 Performance RSUs which vest based on AFFO per share CAGR are contained in the table below:

Performance Level	AFFO per Share Performance Criteria	2022 Performance RSUs Earned as a Percentage of Target
Target	6% CAGR	100%
Maximum	8% CAGR	200%

The Company’s actual AFFO per share CAGR during the performance period of January 1, 2022 through December 31, 2025 was 8.98%. Accordingly, the Company achieved an AFFO per share CAGR above the maximum performance criteria, resulting in the 2022 Performance RSUs being earned at 200% of target. Accordingly, the number of shares earned based on performance with respect to the 2022 Performance RSUs is set forth below, one-half of which vested on January 5, 2026 and the remaining half scheduled to vest on January 5, 2027, subject to Mr. Mavoides’ continued service through the vesting date:

Name	Number of Target Shares	Number of Shares Earned(1)
Peter M. Mavoides	69,372	138,744

(1)	Excludes 26,192 shares with respect to cash dividends paid during the period the 2022 Performance RSUs were outstanding.

401(k) Plan

We maintain a qualified 401(k) savings plan for the benefit of our employees, including our NEOs. The 401(k) plan allows participants to contribute up to 100% of his or her pre-tax cash compensation, up to the annual maximum statutory limit allowed under Internal Revenue Service guidelines. Our 401(k) plan allows for discretionary matching of employee contributions. We make matching contributions equal to 100% of the first 6% of eligible compensation contributed by participants. Participants are always vested in both their own contributions to the plan and in our matching contributions to the plan.

Severance and Change in Control Arrangements

Messrs. Mavoides, Peil and Jenkins are eligible, and Mr. Patten, until his resignation from the Company effective December 31, 2025, was eligible for severance payments and benefits in the event of an involuntary termination of employment without “cause” or for “good reason,” as well as certain benefits in connection with a change in control of the Company, pursuant to the terms of their employment agreements. Messrs. Mavoides, Peil and Jenkins are, and Mr. Patten was, also eligible for “double trigger” severance payments and benefits in the event of an involuntary termination of employment without “cause” or a termination of employment with “good reason” in connection with a change in control of the Company. During 2025, Messrs. Peil and Jenkins entered into employment agreements with the Company, which memorialized their compensation terms that had been established in February 2025 and to conform their severance benefits to the benefits received by Messrs. Mavoides and Patten. In connection with his resignation, Mr. Patten did not receive any severance benefits under the terms of his employment agreement.

Our equity awards are also designed to be “double trigger,” so long as such awards are allowed to continue in effect following any change in control transaction on substantially equivalent terms and conditions to those applicable prior to such transaction.

For detailed information on the estimated potential payments and benefits payable to the NEOs in the event of their termination of employment, including following a change in control of the Company, see the section titled “Potential Payments Upon Termination.”

Perquisites and Other Personal Benefits

We do not provide our NEOs with perquisites or other personal benefits.

We do not provide tax reimbursements or any other tax payments, including excise tax “gross-ups,” to any of our executive officers.

Other Compensation Policies
Clawback Policy
. The Company maintains a clawback policy to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the final NYSE listing rules. Under the policy, in the event of a material restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations), the Compensation Committee will review the incentive compensation paid to the Company’s current and former executive officers to determine whether the amount of any incentive compensation actually paid or awarded to an executive officer (the “
Awarded Compensation
”) would have been lower if it had been calculated based on such restated financial statements (the “
Actual Compensation
”). If it determines that the Awarded Compensation was in excess of the Actual Compensation, then the Company shall recoup such excess compensation in accordance with NYSE listing rules.
Process for Approving Long-Term Incentive Awards
. The Compensation Committee approves long-term incentive awards (including time- and performance-based RSUs and LTIP Units) on an annual basis at its meeting in February. As appropriate during the year, the Compensation Committee may approve long-term incentive awards to newly hired or promoted executives. The number of RSUs or LTIP Units awarded to an individual is determined by a formula that divides the notional target value of the overall award by the closing market price of our common stock on the NYSE on the date prior to the date of grant.
The Compensation Committee and senior management monitor the Company’s equity grant practices to evaluate whether such policies comply with governing regulations and are consistent with good corporate practices. We typically grant awards at the February Compensation Committee meeting each year for the NEOs after our financial results for the prior fiscal year are known and the Compensation Committee has had the opportunity to consider our expectations and projections for the year of grant. Because the Compensation Committee’s regular meeting schedule is determined in the prior fiscal year, the proximity of any awards to other significant corporate events is coincidental. In addition, the Compensation Committee may make grants at any time during the year it deems appropriate, including with respect to new hires or transitions. The Company does not schedule its equity grants in anticipation of the release of material non-public
information (“
MNPI
”) nor does the Company time the release of MNPI based on equity grant dates.
Compensation Risk Assessment
The Company and the Compensation Committee consider many factors in making compensation decisions for our NEOs. One factor is the risk associated with our compensation programs. During the first quarter of fiscal year 2026, the Compensation Committee conducted its annual risk assessment of our compensation policies and practices covering all employees. After a review and assessment of potential risks, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee took into account the following factors, among others:

•	The Compensation Committee engages an independent, external compensation consultant to assist with developing the executive compensation program;

•	The Compensation Committee maintains the right, in its sole discretion, to modify the compensation policies and practices at any time;

•
The Compensation Committee has elected to use time-based RSUs and LTIP Units and performance-based RSUs and LTIP Units that provide our NEOs with a significant interest in the Company’s long-term performance;

•	Short-term cash incentive awards are based on a number of metrics related to Company financial and operational goals;

•	Our stock ownership policy requires our NEOs and directors to own meaningful levels of our stock; and

•
The Company is required to recover all or a portion of any incentive compensation paid to a NEO in the event of a material restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations) if the amount of any incentive compensation actually paid or awarded to a NEO would have been lower if it had been calculated based on such restated financial statements.

Executive and Board Stock Ownership Requirements

We have implemented stock ownership requirements for our CEO and any other NEO to align the interests of these individuals with the interests of our stockholders. The minimum share requirement is six times base salary for our CEO and three times base salary for other NEOs. Each executive has five years from the later of the date of adoption of the ownership policy or date of appointment to an executive-level position to achieve the requirement. Additionally, we generally require each of our non-employee directors to own a number of shares of common stock with a value equal to at least five times such director’s base annual cash retainer within five years of election to the Board. Our CEO, other NEOs and directors must retain (cannot sell or transfer) 50% of any stock granted as compensation until the ownership guidelines are met.

All vested and unvested time-based RSU or LTIP Units awards, earned performance equity compensation subject to time vesting, and securities convertible into or exercisable or exchangeable for common stock qualify towards satisfaction of the requirement. Unearned performance equity awards and stock options do not qualify towards the requirement.

As of the record date, all of our continuing NEOs satisfy the minimum stock ownership requirements.

Compensation Committee Report

The Compensation Committee has reviewed the disclosures in the section titled “Compensation Discussion and Analysis” contained in the Proxy Statement and has discussed such disclosures with the Company’s management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the “Compensation Discussion and Analysis” be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

This report was delivered by the Compensation Committee on March 26, 2026.

Members of the Compensation Committee

Joyce DeLucca, Chair Scott A. Estes Heather L. Neary

Compensation Committee Interlocks and Insider Participation

None of our NEOs serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of the Company.

Compensation Tables

2025 Summary Compensation Table

The following table presents compensation paid or awarded to our NEOs with respect to the years ended December 31, 2025, December 31, 2024 and, to the extent required under applicable SEC disclosure rules, the year ended December 31, 2023 (dollar amounts in thousands):

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation(2)	Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Peter M. Mavoides	2025	$800	$—	$6,853	$—	$1,950	$—	$31	$9,634
President and Chief	2024	$750	$—	$5,958	$—	$1,600	$—	$31	$8,339
Executive Officer (principal executive officer)	2023	$700	$—	$4,858	$—	$1,724	$—	$20	$7,302

Mark E. Patten(4)	2025	$550	$—	$1,574	$—	$—	$—	$31	$2,155
Former Executive Vice	2024	$520	$—	$1,249	$—	$970	$—	$31	$2,770
President, Chief Financial Officer (principal financial officer), Treasurer and Corporate Secretary	2023	$475	$—	$822	$—	$814	$—	$26	$2,137
A Joseph Peil(5)	2025	$385	$—	$930	$—	$746	$—	$24	$2,085
Executive Vice President and Chief Investment Officer	2024	$350	$—	$784	$—	$550	$—	$23	$1,707
R. Max Jenkins(5)	2025	$385	$—	$889	$—	$746	$—	$22	$2,042
Executive Vice President and Chief Operating Officer	2024	$350	$—	$734	$—	$570	$—	$23	$1,677

(1)

Amounts reported in this column for 2025, 2024 and 2023 for time-based RSUs and LTIP Units granted during the relevant year reflect the full grant date fair value computed in accordance with FASB ASC Topic 718. Amounts reported in this column for 2025, 2024 and 2023 for performance-based RSUs and LTIP Units granted during the relevant year reflect the grant date fair value of the portion attributable to the relative TSR performance metric computed in accordance with FASB ASC Topic 718. For awards issued in 2023 only, because the 25% subjective component is not viewed as granted under FASB ASC Topic 718 until the year in which the Compensation Committee determines achievement, there is no grant date fair value reported for such component until the year of Compensation Committee determination and a grant date fair value for such portion will be reported in the Summary Compensation Table in the year of such determination. Amounts reported in this column for 2025, 2024 and 2023 include the 25% subjective component of performance-based RSUs granted during 2022, 2021 and 2020, respectively, for which performance was determined in 2025, 2024 and 2023, respectively, and, therefore, are viewed as granted under FASB ASC Topic 718 in 2025, 2024 and 2023, respectively. The table below shows the 2025 grant date fair value, computed in accordance with FASB ASC Topic 718, of the time-based LTIP Units, the TSR portion of the performance-based LTIP Units and the subjective portion of performance-based RSUs granted during 2022 for which performance was determined in 2025 and therefore are viewed as granted under FASB ASC Topic 718 in 2025. Under FASB ASC Topic 718, the vesting condition related to the TSR performance vesting awards is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the NEOs that could be calculated and disclosed based on achievement of the underlying market condition.

	Value of 2025 Grants at Grant Date
Name	Time- Based Vesting Awards	TSR Performance Vesting Awards	Subjective Performance Vesting Awards
Peter M. Mavoides	$1,610	$3,391	$1,852
Mark E. Patten	$403	$848	$323
A Joseph Peil	$242	$509	$179
R. Max Jenkins	$242	$509	$138

(2)	The amounts reported in this column for 2025 represent the annual incentive compensation received by each NEO based on 2025 performance.
(3)	The amounts reported in this column represent matching contributions to our 401(k) plan.
(4)	Mr. Patten resigned from the Company effective December 31, 2025.
(5)	Messrs. Peil and Jenkins were appointed Executive Vice President, Head of Asset Management and Executive Vice President, Head of Investments, respectively, in February 2024.

2025 Grant of Plan-Based Awards

								All Other Stock Awards:	Grant Date Fair Value of Stock and Option Awards ($000s)(5)
		Estimated Possible Payouts Under Non Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			Number of Shares of Stock or Units (#)(4)
Name	Grant Date(1)	Threshold ($000s)	Target ($000s)	Maximum ($000s)	Threshold (#)	Target (#)	Maximum (#)
Peter M. Mavoides		$400	$1,200	$2,000
	2/11/2025							59,546	$1,852
	2/20/2025				39,088	78,176	195,440		$3,391
	2/20/2025							52,117	$1,610
Mark E. Patten(6)		$275	$688	$1,100
	2/11/2025							10,386	$323
	2/20/2025				9,772	19,544	48,860		$848
	2/20/2025							13,029	$403
A Joseph Peil		$193	$481	$770
	2/11/2025							5,710	$179
	2/20/2025				5,863	11,726	29,315		$509
	2/20/2025							7,817	$242
R. Max Jenkins		$193	$481	$770
	2/11/2025							4,412	$138
	2/20/2025				5,863	11,726	29,315		$509
	2/20/2025							7,817	$242

(1)	Awards were approved by the Compensation Committee on February 11, 2025.
(2)

Represents potential payouts under the short-term incentive program. Please see the “Non-Equity Incentive Plan Compensation” column in the 2025 Summary Compensation Table for the amount received by each NEO for 2025 and the CD&A for further information regarding the 2025 short-term incentive program.

(3)

Represents estimated payouts under the Essential Properties Realty Trust, Inc. 2023 Incentive Plan for the performance-based LTIP Units awarded in February 2025 for the January 1, 2025 through December 31, 2027 performance period. The “threshold” number of LTIP Units represents 20% of the performance-based

LTIP Units granted and is the number of LTIP Units that would vest based on achieving the minimum TSR goal during the performance period relative to that of the 2025 TSR Peer Group. The “target” number of LTIP Units represents 40% of the performance-based LTIP Units granted and is the number of LTIP Units that would vest based on achieving the target TSR goal during the performance period relative to that of the 2025 TSR Peer Group. The “maximum” number of LTIP Units shown is 100% of the performance-based LTIP Units granted and is the number of LTIP Units that would vest based on achieving the maximum TSR goal during the performance period relative to that of the 2025 TSR Peer Group.
(4)

Represents (i) the subjective portion of performance-based RSUs granted during 2022 for which performance was determined on February 11, 2025 and therefore are viewed as granted under FASB ASC Topic 718 in 2025, 50% of which vested on February 11, 2025 and 50% of which vested on December 31, 2025 and (ii) time-based LTIP Units granted on February 20, 2025 that vest in annual increments over a four-year period on each anniversary of January 18th, subject to the continued employment of the NEO through the applicable vesting date.

(5)

Amounts represent the grant date fair value of RSU and LTIP Unit awards reported in this table, calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions used to calculate the value of all RSU and LTIP Unit awards made to NEOs, refer to Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.

(6)	Mr. Patten resigned from the Company effective December 31, 2025. All unvested RSUs and LTIP Units were forfeited on that date.

Outstanding Equity Awards at December 31, 2025

The following table provides information about the outstanding equity-based awards held by each of our NEOs as of December 31, 2025 (dollar amounts in thousands):

Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Peter M. Mavoides	456,765	$13,548	217,030	$6,437
Mark E. Patten(4)	—	$—	—	$—
A Joseph Peil	37,072	$1,100	34,105	$1,012
R. Max Jenkins	36,769	$1,091	34,105	$1,012

(1)

Amounts reported in this column represent (i) equity-based awards granted to our NEOs on February 15, 2022 (Mr. Peil, 5,331 RSUs; Mr. Jenkins, 4,119 RSUs), March 4, 2022 (Mr. Mavoides, 55,577 RSUs), February 17, 2023 (Mr. Mavoides, 56,270 RSUs; Mr. Peil, 8,038 RSUs; Mr. Jenkins, 8,038 RSUs), February 16, 2024 (Mr. Mavoides, 57,875 RSUs; Mr. Peil, 9,094 RSUs; Mr. Jenkins, 9,094 RSUs) and February 20, 2025 (Mr. Mavoides, 52,117 LTIP Units; Mr. Peil, 7,817 LTIP Units; Mr. Jenkins, 7,817 LTIP Units) (which vest in one-quarter annual increments on the first, second, third and fourth anniversaries of January 18, 2022 (for the 2022 awards), January 18, 2023 (for the 2023 awards), January 18, 2024 (for the 2024 awards) and January 18, 2025 (for the 2025 awards) subject to the NEO’s continued employment through such date, (ii) one-half of the performance-based RSUs initially granted to Messrs. Mavoides, Peil and Jenkins on February 17, 2023 and certified for issuance by the Compensation Committee following the completion of the three-year performance period on December 31, 2025 (Mr. Mavoides, 119,590 RSUs; Mr. Peil, 17,083 RSUs; Mr. Jenkins, 17,083 RSUs), which vest on December 31, 2026, subject to the NEO’s continued employment through such date, (iii) with respect to Mr. Mavoides, 34,686 RSUs granted on January 5, 2022, one-half of which vested on January 5, 2026 and the remaining one-half of which will vest on January 5, 2027, subject to Mr. Mavoides’ continued employment through such date, and (iv) performance-based RSUs initially granted to Mr. Mavoides on January 5, 2022 and certified for issuance by the Compensation Committee following the completion of the four-year performance period on

December 31, 2025 (164,936 RSUs), one-half of which vested on January 5, 2026 and the remaining one-half of which will vest on January 5, 2027, subject to Mr. Mavoides’ continued employment through such date.
(2)	Market value is based on our closing share price on December 31, 2025 of $29.66 per share and, in the case of the LTIP Units, assumes a one-for-one conversion into our common stock.
(3)

Amounts reported in this column represent (1) performance-based RSUs at their expected vesting level granted to our NEOs on February 16, 2024 (Mr. Mavoides, 86,812 Target RSUs; Mr. Peil, 13,642 Target RSUs; Mr. Jenkins, 13,642 Target RSUs) and February 20, 2025 (Mr. Mavoides, 78,176 Target LTIP Units; Mr. Peil, 11,726 Target LTIP Units; Mr. Jenkins, 11,726 Target LTIP Units) which vest in one-half increments on December 31, 2026 and 2027 and December 31, 2027 and 2028, respectively, subject to each such NEO’s continued employment through such date. With respect to each award, the number of RSUs or LTIP Units that will actually vest is dependent upon our performance during the applicable performance period.

(4)	Mr. Patten resigned from the Company effective December 31, 2025. All unvested RSUs and LTIP Units were forfeited on that date.

2025 Options Exercised and Stock Vested

The following table sets forth certain information regarding the vesting of equity awards held by each NEO during 2025 (dollar amounts in thousands):

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter M. Mavoides	299,793	$9,007
Mark E. Patten	52,719	$1,584
A Joseph Peil	35,394	$1,063
R. Max Jenkins	32,799	$986

Pension Benefits and Nonqualified Deferred Compensation

We do not provide any retirement benefits other than the opportunity to participate in a 401(k) plan. We do not currently sponsor any qualified or non-qualified defined benefit plans, any non-qualified defined contribution plans or any deferred compensation plans.

Employment Agreements

On January 1, 2022, we entered into an amended and restated employment agreement with Mr. Mavoides. The amended and restated employment agreement for Mr. Mavoides has an initial five-year term, with automatic one-year renewals unless notice of non-renewal is provided by either party. On March 24, 2025, we entered into employment agreements with Messrs. Peil and Jenkins. The employment agreements with Messrs. Peil and Jenkins have an initial three-year term, with automatic one-year renewals unless notice of non-renewal is provided by either party. The employment agreements with Messrs. Mavoides, Peil and Jenkins include non-competition and non-solicitation provisions that generally end one year (for Mr. Mavoides) or six months (for Messrs. Peil and Jenkins) after the executive’s termination of employment.

The employment agreements with Messrs. Mavoides, Peil and Jenkins provide for severance benefits upon a qualifying termination of employment. The employment agreements do not provide for payments or benefits solely upon the occurrence of a change in control.

Under the employment agreements in effect as of December 31, 2025 with Messrs. Mavoides, Peil and Jenkins, if the executive’s employment is terminated by us without “cause” (as defined in the agreements) or by the executive for “good reason” (as defined in the agreements), and subject to the executive’s execution and non-revocation of a general release of claims, Messrs. Mavoides, Peil and Jenkins would become entitled to receive: (i) any annual performance bonus awarded for the year prior to termination, to the extent unpaid; (ii) an amount equal to two times (for Mr. Mavoides) or one times (for Messrs. Peil and Jenkins) the sum of (x) the executive’s Base Salary plus (y) the average annual performance bonus actually paid to the executive for the three years prior to the year in which the date of termination occurs; provided, however, that if the date of termination occurs during the 24 months following a Change in Control (as defined in the agreements) (the “CIC Period”), an amount equal to three times (for Mr. Mavoides) or two times (for Messrs. Peil and Jenkins) the sum of (x) the executive’s Base Salary plus (y) the target annual performance bonus for the year in which the date of termination occurred, payable in equal installments over 24 months (for Mr. Mavoides) or 12 months (for Messrs. Peil and Jenkins) (or over 36 months or 24 months, respectively, if the termination occurs during the CIC Period); (iii) a pro rata annual performance bonus, based on actual performance and prorated for the portion of the fiscal year the executive was employed prior to the date of termination; (iv) up to 18 months (for Mr. Mavoides) or 12 months (for Messrs. Peil and Jenkins) of continued health care coverage; and (v) the vesting of any outstanding awards granted under any equity plans (for Mr. Mavoides) or granted after March 24, 2025 (for Messrs. Peil and Jenkins), with such awards to be payable within 60 days following the date of termination. In the event of the non-renewal of their employment agreements, Messrs. Mavoides, Peil and Jenkins would be entitled to receive any unpaid annual performance bonus awarded for the year prior to termination.

Types of Compensation Payable upon Termination of Employment

The table below reflects the treatment of equity in the event of a termination of the executive’s employment as of December 31, 2025 under the various circumstances described:

Termination Scenario	Time-Based Equity Awards	Performance-Based Equity Awards
Death or Disability	Accelerated vesting of unvested RSUs and LTIP Units.	Accelerated vesting of unvested RSUs and LTIP Units based on performance through the date of termination.
Without “Cause”(1)	Accelerated vesting of unvested RSUs and LTIP Units.	Accelerated vesting of unvested RSUs and LTIP Units based on performance through the date of termination.

Termination without Cause or due to Good Reason In Connection with a Change in Control	Accelerated vesting of unvested RSUs and LTIP Units.	Accelerated vesting of unvested RSUs and LTIP Units based on performance through the date of termination, provided, if the termination occurs within the first year of the performance period, then vesting will be based on target.

(1)	Per their respective employment agreement, Messrs. Mavoides, Peil and Jenkins are also eligible for equity vesting in the event their employment is terminated due to good reason.

Potential Payments upon Termination

The following table shows the estimated potential payments that would have been payable to each of our continuing NEOs if a termination without cause or resignation for good reason, or a change in control of the Company, as applicable, had occurred on December 31, 2025 (dollar amounts in thousands) based on the employment arrangements in effect as of December 31, 2025. Mr. Patten resigned from the Company effective December 31, 2025 and did not receive any severance benefits in connection with his departure.

Name	Benefit	Death or Disability ($)	Termination without Cause or Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)
Peter M. Mavoides	Cash Severance	$1,950	$6,533	$8,250
	Accelerated Vesting of RSUs	18,439	18,439	14,577
	Accelerated Vesting of LTIP Units	7,343	7,343	7,343
	Health Benefits	37	56	56

	Total	$27,769	$32,371	$30,226

A Joseph Peil	Cash Severance	$746	$1,583	$1,733
	Accelerated Vesting of RSUs	1,879	1,879	1,272
	Accelerated Vesting of LTIP Units	580	580	580
	Health Benefits	37	37	37

	Total	$3,242	$4,079	$3,622

R. Max Jenkins	Cash Severance	$746	$1,131	$1,733
	Accelerated Vesting of RSUs	1,870	1,870	1,263
	Accelerated Vesting of LTIP Units	580	580	580
	Health Benefits	37	37	37

	Total	$3,233	$3,618	$3,613

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees (excluding Mr. Mavoides, our President and Chief Executive Officer) and the annual total compensation of Mr. Mavoides. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2025, our last completed fiscal year:

•

the median of the annual total compensation as calculated in accordance with the Summary Compensation Table rules, of all employees of our Company (other than our President and Chief Executive Officer) was $147,468; and

•	the annual total compensation of Mr. Mavoides, as reported above in the 2025 Summary Compensation Table, was $9,634,000.

Based on this information, for 2025, the ratio of the annual total compensation of Mr. Mavoides, our President and Chief Executive Officer, to the median of the annual total compensation of all employees was 65 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, we took the following steps:

•

We determined that, as of December 31, 2025, our employee population (excluding our Chief Executive Officer) consisted of 55 employees, all of whom were full-time employees located in the United States. We selected December 31, 2025 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

•

To identify the “median employee” from our employee population, we compared the amount of base salary of our employees as reflected in our payroll records and included as part of the total compensation reported to the Internal Revenue Service on Form W-2 and annual bonus, if any, for 2025. In making this determination, we annualized the compensation of 15 full-time employees who were hired after January 1, 2025 but did not work for us for the entire year. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying the “median employee.”

•

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $147,468.

Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Pay Versus Performance
The following table provides historical total summary compensation and compensation actually paid (“
CAP
”) for our principal executive officer (“
PEO
”) and other NEOs as an average and provides historical information regarding our performance (dollar amounts in thousands):

					Value of Initial Fixed $100 Investment Based on: (4)
Year (1)	Summary Compensation Table Total for PEO (2)	Compensation Actually Paid to PEO (3)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (3)	Total Shareholder Return	Peer Group Total Shareholder Return (5)	Net Income	AFFO per Share (6)
2025	$9,634	$7,905	$2,094	$1,445	$172.60	$105.43	$253,731	$1.89
2024	$8,339	$19,329	$2,051	$3,286	$175.10	$107.29	$203,638	$1.74
2023	$7,302	$13,326	$2,137	$2,678	$137.62	$106.31	$191,415	$1.65
2022	$9,786	$8,111	$1,742	$1,129	$120.61	$99.59	$134,742	$1.53
2021	$5,893	$11,738	$1,769	$3,285	$141.17	$137.29	$96,211	$1.34

(1)	Mr. Mavoides has served as the PEO for the entirety of the years presented and our other NEOs for the applicable years were as follows:

•	2025: Mark E. Patten; A Joseph Peil; and R. Max Jenkins.

•	2024: Mark E. Patten; A Joseph Peil; and R. Max Jenkins.

•	2023: Mark E. Patten.

•	2022 and 2021: Gregg A. Seibert and Mark E. Patten.

(2)
Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of our PEO and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for our NEOs for the applicable year other than the PEO for such years.

(3)
To calculate CAP, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Mr. Mavoides and for the average of the other NEOs is set forth following the footnotes to this table.

(4)	Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2020. Historic stock price performance is not necessarily indicative of future stock price performance.
(5)	The TSR peer group consists of the companies in the FTSE NAREIT All Equity REITs index, an independently prepared index that includes U.S. equity REITs.
(6)
As noted in the Compensation Discussion and Analysis section above titled
“Corporate Metrics, Weightings and Results,”
for 2025, the Compensation Committee determined that AFFO per Share continues to be viewed as a core driver of the Company’s performance and stockholder value creation and, accordingly, was utilized as a key performance metric for the annual performance-based cash bonus awards. AFFO per Share is a non-GAAP
financial measure. See Annex A for a reconciliation of
non-GAAP
financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Compensation Actually Paid Adjustments
The following table provides a reconciliation of (A) total compensation from the summary compensation table in the applicable year for our PEO or average for our other NEOs to (B) total CAP to our PEO or average CAP to our other NEOs (dollar amounts in thousands):

		(MINUS)	PLUS	PLUS (MINUS)	PLUS	PLUS (MINUS)	(MINUS)	PLUS	EQUALS
Year	Summary Compensation Table Total (1)	Grant Date Fair Value of Stock Awards Granted in Fiscal Year (2)	Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year (3)	Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years (4)	Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year (5)	Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Years for Which Applicable Vesting Conditions were Satisfied During Fiscal Year (6)	Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year (7)	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation (8)	CAP
Peter M. Mavoides (PEO)
2025	$9,634	$(6,853)	$3,762	$482	$—	$499	$—	$381	$7,905
2024	$8,339	$(5,958)	$8,181	$5,535	$—	$3,033	$—	$199	$19,329
2023	$7,302	$(4,858)	$5,297	$3,834	$—	$1,574	$—	$177	$13,326
2022	$9,786	$(8,019)	$8,022	$(1,313)	$—	$(501)	$—	$136	$8,111
2021	$5,893	$(3,953)	$5,700	$2,159	$—	$1,827	$—	$112	$11,738
Other NEOs (Average) (9)
2025	$2,094	$(1,132)	$376	$(2)	$—	$49	$—	$60	$1,445
2024	$2,051	$(922)	$1,504	$338	$—	$291	$—	$24	$3,286
2023	$2,137	$(822)	$1,059	$113	$—	$150	$—	$41	$2,678
2022	$1,742	$(907)	$689	$(231)	$—	$(199)	$—	$35	$1,129
2021	$1,769	$(710)	$1,024	$559	$—	$581	$—	$62	$3,285

(1)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the other NEOs, amounts shown represent averages.
(2)	Represents the grant date fair value of the stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(3)
Represents the fair value as of the indicated fiscal
year-end
of the outstanding and unvested stock awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(4)
Represents the change in fair value during the indicated fiscal year of each stock award that was granted in a prior fiscal year and that remained outstanding and unvested as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

(5)
Represents the fair value at vesting of the stock awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(6)
Represents the change in fair value, measured from the prior fiscal year-end
to the vesting date, of each stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(7)
Represents the fair value as of the last day of the prior fiscal year of the stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(8)
Represents cash dividends paid with respect to unvested time-based RSU awards and distributions paid with respect to unvested LTIP Units, in accordance with their terms and conditions to qualify for profits interests. The number of shares subject to a performance-based RSU increases for dividends paid by the Company and are reflected in the other columns to this table.

(9)	See footnote 1 in the Pay Versus Performance table above for the NEOs included in the average for each year.
Relationship Between Pay and Performance
We believe the CAP in each of the years reported above and over the five-year cumulative period are reflective of the Compensation Committee’s emphasis on
“pay-for-performance”
as the CAP fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established
performance goals. The “Compensation Discussion and Analysis” section above describes in greater detail the Compensation Committee’s emphasis on
“pay-for-performance”
and how our executive compensation program is designed to link executive compensation with the achievement of our financial objectives as well as stockholder value creation.
The graphs below compare the CAP for our PEO and the average CAP for our other NEOs with (i) our cumulative TSR and the TSR of the FTSE NAREIT All Equity REITs index, an independently prepared index that includes U.S. equity REITs, (ii) our net income and (iii) our AFFO per share, in each case for the years ended December 31, 2025, 2024, 2023, 2022, and 2021. TSR amounts assume an initial fixed investment of $100 on December 31, 2020 and that all dividends, if any, were reinvested. (Dollar amounts in thousands, except per share amounts.)

Most Important Financial Performance Measures to Link Company Performance to CAP
The following is a list of financial performance measures, which in our assessment represent the most important financial performance measures used by the Company to link CAP to the NEOs for 2025. Please see the Compensation Discussion and Analysis above for a further description of these metrics and how they are used in the Company’s executive compensation program:

•	AFFO per Share

•	Pro Forma Net Debt-to-Annualized Adjusted EBITDA re Ratio

•	Relative TSR

Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth certain information regarding the 2023 Incentive Plan as of December 31, 2025:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by stockholders	—	N/A	3,689,632
Equity compensation plans not approved by stockholders	—	N/A	—

Total	—	N/A	3,689,632

AUDIT MATTERS

Report of the Audit Committee

In connection with its function to oversee and monitor the Company’s financial reporting process, the Audit Committee has (1) reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2025; (2) discussed with Grant Thornton, the independent registered public accounting firm for the Company, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission (the “SEC”); (3) received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and (4) has discussed with Grant Thornton its independence, and considered whether the provision of non-audit services to the Company was compatible with such independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2025 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

This report was delivered by the Audit Committee on February 11, 2026.

Members of the Audit Committee

Janaki Sivanesan, Chair

Scott A. Estes

Lawrence J. Minich

Kristin L. Smallwood

Proposal No. 4—Ratification of Appointment of Auditors

Grant Thornton was the Company’s independent registered public accounting firm for the year ended December 31, 2025. Stockholders are asked to ratify the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2026 at the Annual Meeting. Representatives of Grant Thornton are expected to be present (virtually) at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

Accounting Fees and Services

The following table sets forth the aggregate fees billed to us by Grant Thornton for professional services rendered in 2025 and 2024.

($000s)	2025	2024
Audit Fees(1)	$1,106	$1,044
Audit-Related Fees	—	—
Tax Fees(2)	449	429
All Other Fees	—	—

Total	$1,555	$1,473

(1)

Audit fees consist of fees incurred in connection with the audit of our annual financial statements, as well as services related to SEC matters, including review of registration statements filed with the SEC and related comfort letters and consents, and other services.

(2)	Tax fees consist of fees for professional services rendered by Grant Thornton for tax compliance, tax advice and tax planning.

The charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of our independent auditor and must pre-approve all audit, audit-related and non-audit services to be provided by our independent auditor, other than certain de minimis non-audit services. All non-audit services were reviewed by the Audit Committee, and the Audit Committee concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence in the conduct of its auditing function. The Audit Committee may form and delegate authority to grant pre-approvals of audit and permitted non-audit and tax services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee to grant pre-approvals and take any other actions shall be presented to the full Audit Committee at its next scheduled meeting. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Vote Required

Approval of the ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2026 requires the affirmative vote of a majority of the votes cast, virtually or by proxy, on the matter at the Annual Meeting. If the appointment of Grant Thornton is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company. Conversely, if stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain Grant Thornton or to appoint another independent registered public accounting firm.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2026.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock, including shares of our common stock into which units (“OP Units”) of partnership interest in our Operating Partnership, are exchangeable, as of March 20, 2026, unless otherwise indicated in the footnotes to the table below, for (1) each person who is the beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors and NEOs and (3) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the date hereof or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Essential Properties Realty Trust, Inc., 5 Vaughn Drive, Suite 202, Princeton, New Jersey 08540. No shares beneficially owned by any executive officer or director have been pledged as security, except for securities held in accounts that may, from time to time, utilize margin borrowing secured by the securities held in such accounts.

Name of Beneficial Owner	Number of Shares and OP Units Beneficially Owned	Percentage of All Shares(1)
Greater than 5% Stockholders:
BlackRock, Inc.(2)	31,735,277	15.09%
The Vanguard Group(3)	27,966,449	13.30%
Cohen & Steers, Inc.(4)	20,744,039	9.86%

Directors and Named Executive Officers:
Joyce DeLucca	32,603	*
Scott A. Estes	102,603	*
Peter M. Mavoides(5)	993,447	*
Lawrence J. Minich	27,806	*
Heather L. Neary	26,906	*
Stephen D. Sautel	182,603	*
Janaki Sivanesan	25,306	*
Kristin L. Smallwood	6,233	*
Mark E. Patten	35,594	*
A Joseph Peil	116,677	*
R. Max Jenkins	76,322	*
All executive officers and directors as a group (11 persons)	1,620,515	*

*	Represents less than 1%.
(1)

Assumes 210,327,420 shares of our common stock and, in the case of holders of OP Units, the number of OP Units they hold are outstanding as of March 20, 2026 and that such units have been exchanged for common stock on a one-for-one basis.

(2)

Based upon information contained in a Schedule 13G filed on April 17, 2025, as of March 31, 2025, BlackRock, Inc. had sole voting power over 31,174,718 shares, sole dispositive power over 31,735,277 shares and no shared voting or shared dispositive power with respect to any of the reported shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(3)

Based upon information contained in a Schedule 13G/A filed on April 30, 2025, as of March 31, 2025, The Vanguard Group had shared voting power over 231,919 shares, sole dispositive power over 27,511,975 shares, shared dispositive power over 454,474 shares and no sole voting power with respect to any of the reported shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based upon information contained in a Schedule 13G filed on February 6, 2026, as of January 31, 2026, Cohen & Steers, Inc. had sole voting power over 13,876,590 shares, sole dispositive power over 20,744,039 shares and no shared voting or shared dispositive power with respect to any of the reported shares. The address of Cohen & Steers, Inc. is 1166 Avenue of the Americas, 30th Floor, New York, NY 10036.

(5)

This amount includes 244,422 OP Units held by The Susan Mavoides Descendants Trust dated December 4, 2023, for which Mr. Mavoides serves as trustee, and excludes 244,423 OP Units held by The Peter Mavoides Family Trust dated December 4, 2023, for which Mr. Mavoides’ spouse serves as trustee.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership with the SEC. Directors, officers and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations from its officers and directors, the Company believes that during the year ended December 31, 2025, the Company’s directors, officers and greater than 10% stockholders satisfied the reporting requirements promulgated under Section 16(a) of the Exchange Act, with the exception of the following: one late Form 4 filing for Ms. Neary, covering one transaction.

ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Why am I receiving these materials?

Essential Properties Realty Trust, Inc., a Maryland corporation (together with its subsidiaries, the “Company,” “we,” “us” or “our”), has delivered these materials to you in connection with the solicitation of proxies by its Board of Directors (the “Board”) for exercise at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on Monday, May 11, 2026, at 9:30 a.m., Eastern Time, in a virtual meeting format only. This Proxy Statement describes the matters on which you, as a stockholder, are entitled to vote and provides the information that you need to make an informed decision on these matters.

What is included in the proxy materials?

The proxy materials include:

•	The Notice of Annual Meeting;

•	This Proxy Statement for the Annual Meeting; and

•	Our Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”).

The proxy materials also include a proxy card or a voting instruction form for voting at the Annual Meeting.

What am I voting on?

At the Annual Meeting, you will be entitled to consider and vote on:

•

The election of eight (8) individuals to the Company’s Board, each to serve until the 2027 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify (Proposal No. 1);

•	An advisory vote approving the compensation of the Company’s named executive officers, as more particularly described herein (Proposal No. 2);

•	An advisory vote regarding the frequency at which future advisory votes approving executive compensation should be conducted (Proposal No. 3); and

•	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026 (Proposal No. 4).

What are the Board’s recommendations?

The Board unanimously recommends you vote:

•	“FOR” the election of each of the eight (8) nominees named in this Proxy Statement as directors of the Company (Proposal No. 1);

•	“FOR” approval of the advisory resolution regarding compensation of the Company’s named executive officers, as more particularly described herein (Proposal No. 2);

•	In favor of holding advisory votes to approve the compensation of the Company’s named executive officers every “ONE YEAR” (Proposal No. 3); and

•	“FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026 (Proposal No. 4).

If I share an address with another stockholder and we received only one paper copy of the proxy materials, how may I obtain an additional copy of the proxy materials?

In addition to furnishing proxy materials electronically, we take advantage of the Securities and Exchange Commission’s (the “SEC”) “householding” rules to reduce the delivery cost of materials. Under such rules, only one Notice of Internet Availability of Proxy Materials or, if you have requested paper copies, only one set of proxy materials is delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. If you are a stockholder sharing an address and wish to receive a separate Notice of Internet Availability of Proxy Materials or copy of the proxy materials, you may so request by contacting:

Essential Properties Realty Trust, Inc.

Attention: Robert W. Salisbury

Executive Vice President, Chief Financial Officer and Secretary

5 Vaughn Drive, Suite 202

Princeton, New Jersey 08540

(609) 436-0619

Stockholders who hold shares in “street name” (as described below) may contact their broker, bank or other similar nominee to request information about householding.

How can I get electronic access to the proxy materials?

Our proxy materials are available on the internet at http://www.proxydocs.com/EPRT and on our investor relations website at http://investors.essentialproperties.com.

Who is entitled to vote at the meeting?

Holders of record of our common stock at the close of business on March 20, 2026, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote their shares of common stock held on that date at the Annual Meeting or any postponements or adjournments of the Annual Meeting. On the Record Date, 210,327,420 shares of common stock of the Company were outstanding and entitled to vote at the Annual Meeting.

How can I attend and participate in the Annual Meeting?

The Annual Meeting will be conducted via a live webcast, simultaneously allowing for greater participation and the opportunity to participate in the live, online meeting from any location convenient for you. We are committed to ensuring that our stockholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. In order to be admitted to, and vote at, the Annual Meeting, you must register with the control number found on your proxy card or voting instruction form at www.proxydocs.com/EPRT on or before 5:00 p.m., Eastern Time, on Sunday, May 10, 2026. After completion of your registration by the registration deadline, further instructions, including a unique link to access the Annual Meeting and vote during the meeting, will be emailed to you. If you are not a stockholder of the Company as of the close of business on the Record Date or hold a valid proxy from a stockholder of the Company as of the close of business on the Record Date, or were not an invited guest by the Company, you will not be permitted to register for, or attend, or ask questions to be answered at, the Annual Meeting.

Stockholders will have substantially the same opportunities to participate in our virtual Annual Meeting as they would have in an in-person meeting. Stockholders in attendance at the virtual Annual Meeting will have the opportunity to submit questions during the Annual Meeting until the time we indicate that the question-and-answer session is concluded. Questions that comply with the Annual Meeting’s rules of conduct and that are pertinent to the purpose of the Annual Meeting will be answered during the meeting, subject to time constraints. We may address substantially similar questions, or questions that relate to the same topic, in a single response. Stockholders will be able to review the rules of conduct and other meeting materials at the link provided in your registration confirmation e-mail. We encourage you to submit your questions before or during the formal business portion of the meeting and our prepared statements, in advance of the question-and-answer session, in order to ensure that there is adequate time to address questions in an orderly manner. Please note that stockholders will need their control number, which appears on their Notice of Internet Availability of Proxy Materials, the proxy card (printed in the box and marked by the arrow), and the instructions that accompanied the proxy materials in order to access these sites and ask questions prior to or at the Annual Meeting.

What if I am having technical difficulties or want additional information?

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be included in your registration confirmation email and posted on the Virtual Annual Meeting login page.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares held in “street name,” and the proxy materials were forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.”

How do I vote or authorize a proxy to vote on my behalf?

Voting by Proxy for Shares Held by a Stockholder of Record. If your shares are held in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders named in the accompanying proxy card on how to vote your shares of common stock in one of the following ways:

•	By Internet. You may vote by proxy over the internet by visiting http://www.proxypush.com/EPRT and following the instructions provided with the proxy card.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.

•	By Mail. You may vote by proxy by signing, dating and mailing the proxy card in the prepaid enclosed envelope.

Voting by Proxy for Beneficial Owners of Shares Held in Street Name. If your shares are held in street name by a broker, bank or other nominee, you may instruct such organization on how to vote your shares of common stock in one of the following ways:

•	By Internet. You may vote by proxy over the internet by following the instructions provided in the voting instruction form you received from the organization holding your shares.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares.

•	By Mail. You may vote by proxy by filling out the voting instruction form you received from the organization that holds your shares and sending it back in the envelope provided.

What constitutes a quorum?

The presence at the Annual Meeting virtually or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter at the Annual Meeting will establish a quorum. If a quorum is established, each holder of common stock will be entitled to one vote on each director to be elected at the Annual Meeting and each other matter to be voted on at the Annual Meeting for each issued and outstanding share of common stock owned as of the close of business on the Record Date. Proxies received but marked as abstentions and “broker non-votes” will be included in the calculation of the number of stockholders considered to be present at the meeting and will be counted for quorum purposes.

How are proxies exercised?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting or any postponement or adjournment thereof.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (“NYSE”), the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter and exercises its voting rights on any matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026 (Proposal No. 4) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 4.

The election of directors (Proposal No. 1), the advisory vote regarding the compensation of the Company’s NEOs as described herein (Proposal No. 2) and the frequency of advisory votes regarding such compensation matters (Proposal No. 3) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without instructions on non-routine matters without specific instructions from its account holder, and therefore broker non-votes may exist in connection with Proposal No. 1, Proposal No. 2, and Proposal No. 3.

How many votes are needed to approve each item?

The affirmative vote of a plurality of all the votes cast at the Annual Meeting in the election of directors is required for the election of directors (Proposal No. 1). This means the eight nominees receiving the greatest number of votes will be elected.

Generally, the Company’s bylaws provide that approval of any matter presented to our stockholders requires the affirmative vote of a majority of the votes cast on the subject matter. Thus, the approval of the compensation of our NEOs as described herein (Proposal No. 2), the selection of a frequency for future stockholder advisory votes to approve executive compensation (Proposal No. 3) and the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026 (Proposal No. 4) require the affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal. The vote on Proposal No. 2, however, is advisory and is not binding on the Company, the Board or its Compensation Committee. Although this vote is advisory and non-binding, the Board and the Compensation Committee will take the results of this vote under advisement when making future decisions regarding the Company’s executive compensation. With respect to Proposal No. 3, if a frequency option does not receive the affirmative vote of a majority of the votes cast at the meeting, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders.

How are abstentions, withhold votes and broker non-votes counted?

Instructions to abstain or withhold and broker non-votes will be counted in determining whether there is a quorum present at the Annual Meeting, but will not be considered votes cast. Accordingly, withhold votes and broker non-votes will have no effect on the election of directors (Proposal No. 1), abstentions and broker non-votes will have no effect on the advisory vote regarding the Company’s executive compensation or the frequency of such votes (Proposals No. 2 and 3) and abstentions will have no effect on the ratification of the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2026 (Proposal No. 4). As stated above, broker non-votes are not expected to occur in connection with Proposal No. 4.

Can I change my vote after I have authorized a proxy to vote on my behalf?

You may revoke your proxy and change your vote at any time before your proxy is exercised at the Annual Meeting. You may provide different voting instructions to a proxy on a later date through the internet or by telephone (in which case only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and completing and submitting a ballot online during the meeting by following the instructions provided via e-mail one hour prior to the Annual Meeting. If you are a beneficial owner of shares held in street name, you will need to obtain a legal proxy from your broker, bank or other nominee in order to vote in person during the Annual Meeting. Obtaining a legal proxy may take several days. Your attendance at the Annual Meeting alone, without voting, will not automatically revoke your proxy. You may also specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting to the Company at 5 Vaughn Drive, Suite 202, Princeton, New Jersey 08540, Attention: Secretary.

Where can I find the voting results of the Annual Meeting?

The Company may announce preliminary voting results at the Annual Meeting and will disclose final results in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four business-day period, the Company will disclose preliminary voting results in the Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.

Who pays the cost for soliciting proxies by the Board?

The Company will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing the materials in connection with the solicitation of proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company’s common stock. In addition to solicitations by mail, directors, officers and employees of the Company may, on behalf of the Company, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication.

OTHER MATTERS

As of the date of this Proxy Statement, we have not been properly presented with any other business for consideration at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, or any postponement or adjournment thereof, for action by the stockholders, the shares represented by your proxy (unless revoked) will be voted in accordance with the recommendation of the Board, or the discretion of the proxy holders if no recommendation is made.

Stockholder Communications with the Board

The Board has adopted a process by which stockholders and other interested parties may communicate directly with the Board, a Board committee, a particular group of directors (e.g., the independent directors) or individual members of the Board. Stockholders and other interested parties who wish to communicate with the Board may do so by sending written communications addressed to the named individual, the committee, the group or the Board as a whole to Essential Properties Realty Trust, Inc., 5 Vaughn Drive, Suite 202, Princeton, New Jersey 08540, Attention: Secretary. In general, any communication delivered to the Company for forwarding to the Board, a Board committee, a particular group of directors or specified Board members will be forwarded in accordance with the stockholder’s instruction, except that we reserve the right not to forward any commercial, offensive or otherwise inappropriate materials.

Stockholder Proposals for 2027 Annual Meeting

Stockholders who intend to present proposals at the 2027 Annual Meeting of Stockholders, and who wish to have those proposals included in the Company’s proxy statement for the 2027 Annual Meeting, must be certain that those proposals are received at the principal executive offices of the Company at 5 Vaughn Drive, Suite 202, Princeton, New Jersey 08540; Attention: Secretary, no later than December 1, 2026. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement for the 2027 Annual Meeting and set forth on the form of proxy issued for such annual meeting of stockholders. It is recommended that any such proposal be sent by certified mail, return receipt requested.

The Company’s current bylaws set forth the process by which stockholder proposals that are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting. For business to be properly brought before an annual meeting by a stockholder, such proposed business must constitute a proper matter for stockholder action, which includes the nomination of directors, and the stockholder must have given timely notice thereof in writing to the Company and satisfied the other requirements set forth in the Company’s current bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of the Company, not later than 5:00 p.m., Eastern Time, 120 days before and not earlier than 150 days before the first anniversary of the date of the proxy statement being released to the Company’s stockholders for the preceding year’s annual meeting of stockholders; provided, however, that if an annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, then, in order to be timely, a stockholder’s notice must be received by the Company no earlier than the 150th day prior to the date of such annual meeting and no later than 5:00 p.m., Eastern Time, on the later of (a) the 120th day prior to the date of such annual meeting, as originally convened, or (b) the tenth day following the day on which public announcement of the date of such meeting is first made. The stockholder notice must comply with the information requirements set forth in the Company’s current bylaws. To be timely for purposes of the 2027 Annual Meeting of Stockholders (assuming the date of such annual meeting is within 30 days before or after the one-year anniversary of the Annual Meeting to which this Proxy Statement relates), the notice must be received no earlier than November 1, 2026 and no later than 5:00 p.m., Eastern Time, on December 1, 2026.

In addition to satisfying the foregoing requirements under our current bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than management’s nominees for our annual meeting to be held in 2027 must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act no later than March 12, 2027, including providing a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than management’s nominees. If the date of our 2027 annual meeting of stockholders is changed by more than 30 calendar days from the first anniversary of the Annual Meeting, stockholders must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act no later than the later of 60 calendar days prior to the date of the 2027 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2027 annual meeting is first made.

Annual Report

We refer you to our Annual Report on Form 10-K, containing financial statements for the year ended December 31, 2025, filed with the SEC. You may access it on our investor relations website at http://investors.essentialproperties.com. We will provide a copy without charge, upon written request to the Secretary of the Company, at the address listed on the cover page of this Proxy Statement.

Annex A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of net income to AFFO

($000s, except per share data)	Year ended December 31, 2025
Net income	$253,731
Depreciation and amortization of real estate	153,453
Provision for impairment of real estate	11,997
Gain on dispositions of real estate, net	(12,849)

FFO attributable to stockholders and non-controlling interests	406,332
Non-core (income) expense(1)	(2,354)

Core FFO attributable to stockholders and non-controlling interests	403,978
Adjustments:
Straight-line rental revenue, net	(50,162)
Non-cash interest	5,802
Non-cash compensation expense	14,438
Other amortization expense	1,723
Other non-cash adjustments	2,054
Capitalized interest expense	(3,192)

AFFO attributable to stockholders and members and non-controlling interests	$374,641

AFFO per share on a fully diluted basis	$1.89

(1)	Includes the recognition of $2.4 million of cash and non-cash compensation expense that was not incurred due to the departure of an executive during the year ended December 31, 2025.

Annex A-1

Reconciliation of net income to Annualized Adjusted EBITDAre

	Three months ended
($000s)	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025
Net income	$56,281	$63,370	$65,800	$68,274
Depreciation and amortization	34,993	38,590	38,976	41,044
Interest expense	23,793	24,998	28,348	30,944
Interest income	(614)	(711)	(582)	(631)
Income tax expense	158	156	170	160

EBITDA attributable to stockholders and non-controlling interests	114,611	126,403	132,712	139,791
Provision for impairment of real estate	5,883	612	1,439	4,063
Gain on dispositions of real estate, net	(4,984)	(2,076)	(1,361)	(4,428)

EBITDAre attributable to stockholders and non-controlling interests	115,510	124,939	132,790	139,426
Adjustment for current quarter re-leasing, acquisition and disposition activity(1)	4,267	3,493	4,742	4,645
Adjustment to exclude other non-core or non-recurring activity(2)	2,487	(194)	781	(2,047)
Adjustment to exclude termination/prepayment fees and certain percentage rent(3)	(157)	(157)	(302)	(1,420)

Adjusted EBITDAre attributable to stockholders and non-controlling interests	$122,107	$128,081	$138,011	$140,604

Annualized Adjusted EBITDAre attributable to stockholders and non-controlling interests	$488,428	$512,324	$552,044	$562,416

(1)

Adjustment assumes all re-leasing activity, investments in and dispositions of real estate and loan repayments completed during the three months ended March 31, 2025, June 30, 2025, September 30, 2025 and December 31, 2025 had occurred on January 1, 2025, April 1, 2025, July 1, 2025 and October 1, 2025, respectively.

(2)

Adjustment is made to i) exclude non-core adjustments made in computing Core FFO, if any, ii) exclude changes in our provision for credit losses and iii) eliminate the impact of seasonal fluctuation in certain non-cash compensation expense recorded in the period.

(3)

Adjustment excludes lease termination or loan prepayment fees and contingent rent (based on a percentage of the tenant’s gross sales at the leased property) where payment is subject to exceeding a sales threshold specified in the lease, if any.

Annex A-2

Reconciliation of total debt to pro forma net debt

($000s)	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025
Unsecured term loans, net of deferred financing costs	$1,722,094	$1,723,074	$1,724,055	$1,725,010
Revolving credit facility	—	200,000	120,000	—
Senior unsecured notes, net	396,542	396,681	786,312	786,708

Total debt	2,118,636	2,319,755	2,630,367	2,511,718
Deferred financing costs and original issue discount, net	11,364	10,245	19,634	18,282

Gross debt	2,130,000	2,330,000	2,650,001	2,530,000
Cash and cash equivalents	(47,003)	(20,777)	(23,842)	(60,181)
Restricted cash available for future investment	—	(292)	—	(10,184)

Net debt	2,082,997	2,308,931	2,626,159	2,459,635
Less: Unsettled forward equity(1)	(410,436)	(507,442)	(520,584)	(332,151)

Pro forma net debt	$1,672,561	$1,801,489	$2,105,575	$2,127,484

(1)

Adjusted to reflect, on a pro forma basis, 13,452,504 shares at $30.51 per share, 16,512,921 shares at $30.73 per share, 16,951,624 shares at $30.71 per share and 10,900,920 shares at $30.47 per share, all sold on a forward basis, as if they had been physically settled for cash on March 31, 2025, June 30, 2025, September 30, 2025 and December 31, 2025, respectively.

Annex A-3

PC Your vote P.O. BOX 8016, CARY, NC 27512-9903 matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Essential Properties Realty Trust, Inc. Internet: www.proxypush.com/EPRT • Cast your vote online Annual Meeting of Stockholders • Have your Proxy Card ready • Follow the simple instructions to record your vote for stockholders of record as of the close of business on March 20, 2026 Phone: Monday, May 11, 2026 9:30 AM, Eastern Time 1-855-673-0639 Annual meeting to be held via the internet—please visit • Use any touch-tone telephone • Have your Proxy Card ready www.proxydocs.com/EPRT for more details. • Follow the simple recorded instructions Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid YOUR VOTE IS IMPORTANT! envelope provided PLEASE VOTE BY: 9:30 AM, Eastern Time, May 11, 2026. Virtual: You must pre-register by 5:00 PM, Eastern Time, on 05/10/2026 to attend the meeting online and/or This proxy is being solicited on behalf of the Board of Directors participate at www.proxydocs.com/EPRT. The undersigned stockholder of Essential Properties Realty Trust, Inc., a Maryland corporation (the “Company”), executing the reverse side of this proxy card hereby appoints Peter M. Mavoides and Robert W. Salisbury (the “Named Proxies”), or either of them, as proxies of the undersigned, with full power of substitution and revocation in each of them, and authorizes them, and each of them to attend the 2026 annual meeting of stockholders of the Company to be held at 9:30 AM, Eastern Time, on May 11, 2026, at www.proxydocs.com/EPRT, and any postponement or adjournment thereof, to cast on behalf of the undersigned all the votes which the undersigned is entitled to cast at the 2026 annual meeting of stockholders of the Company and any postponement or adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any postponement or adjournment thereof. The undersigned further authorizes the Named Proxies, or either of them, to vote in their discretion on such other matters as may properly come before the meeting or any postponement or adjournment thereof and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned as if personally present at the meeting or any postponement or adjournment thereof. Revoking any proxy heretofore given, the undersigned acknowledges receipt of the Notice of such Annual Meeting and accompanying Proxy Statement, the terms of each of which are incorporated herein by reference. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be exercised in the manner directed herein. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card or otherwise authorize a proxy to vote your shares. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

Essential Properties Realty Trust, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR EACH OF THE NOMINEES LISTED BELOW IN PROPOSAL 1, FOR PROPOSAL 2, ONE YEAR ON PROPOSAL 3 AND FOR PROPOSAL 4 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. To elect eight (8) individuals to the Company’s Board of Directors, each to serve until the 2027 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify; FOR WITHHOLD 1.01 Joyce DeLucca FOR #P2# #P2# 1.02 Scott A. Estes FOR #P3# #P3# 1.03 Peter M. Mavoides FOR #P4# #P4# 1.04 Lawrence J. Minich FOR #P5# #P5# 1.05 Heather L. Neary FOR #P6# #P6# 1.06 Stephen D. Sautel FOR #P7# #P7# 1.07 Janaki Sivanesan FOR #P8# #P8# 1.08 Kristin L. Smallwood FOR #P9# #P9# FOR AGAINST ABSTAIN 2. To approve, on an advisory basis, the compensation of the Company’s named FOR executive officers, as more particularly described in the Proxy Statement; #P10# #P10# #P10# 1YR 2YR 3YR ABSTAIN 3. To approve, on an advisory basis, the frequency of future advisory votes approving the 1 YEAR compensation of the Company’s named executive officers; and #P11# #P11# #P11# #P11# FOR AGAINST ABSTAIN 4. To ratify the appointment of Grant Thornton LLP as the Company’s independent FOR registered public accounting firm for the year ending December 31, 2026. #P12# #P12# #P12# Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Signature (and Title if applicable) Date Signature (if held jointly) Date